EXECUTION VERSION

______________________________________________________________________________
U.S. $600,000,000
CREDIT AGREEMENT
Dated as of June 30, 2017
Among
PACIFICORP
as the Borrower
THE INITIAL LENDERS NAMED HEREIN
as Initial Lenders
JPMORGAN CHASE BANK, N.A.
as Administrative Agent

and

THE LC ISSUING BANKS
PARTY HERETO FROM TIME TO TIME
as LC Issuing Banks

JPMORGAN CHASE BANK, N.A. WELLS FARGO SECURITIES, LLC MIZUHO BANK, LTD.	MUFG UNION BANK, N.A. CITIGROUP GLOBAL MARKETS INC. U.S. BANK NATIONAL ASSOCIATION BNP PARIBAS SECURITIES CORP.

Joint Lead Arrangers and Joint Bookrunners

WELLS FARGO BANK, NATIONAL ASSOCIATION MIZUHO BANK, LTD. MUFG UNION BANK, N.A. CITIBANK, N.A. U.S. BANK NATIONAL ASSOCIATION BNP PARIBAS Syndication Agents	BARCLAYS BANK PLC THE BANK OF NOVA SCOTIA ROYAL BANK OF CANADA BANK OF MONTREAL, CHICAGO BRANCH KEYBANK NATIONAL ASSOCIATION SUMITOMO MITSUI BANKING CORPORATION SUNTRUST BANK Documentation Agents

EXHIBITS AND SCHEDULES

EXHIBIT A	Form of Notice of Borrowing
EXHIBIT B	Form of Request for Issuance
EXHIBIT C	Form of Assignment and Assumption
EXHIBIT F-1	Form of U.S. Tax Compliance Certificate (For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)
EXHIBIT F-2	Form of U.S. Tax Compliance Certificate (For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)
EXHIBIT F-3	Form of U.S. Tax Compliance Certificate (For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)
EXHIBIT F-4	Form of U.S. Tax Compliance Certificate (For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)

SCHEDULE I	List of Commitment Amounts and Applicable Lending Offices
SCHEDULE II	List of Fronting Commitments
SCHEDULE III	List of Material Subsidiaries
SCHEDULE IV	Existing Letters of Credit

CREDIT AGREEMENT
CREDIT AGREEMENT, dated as of June 30, 2017 (as amended, restated, supplemented or otherwise modified from time to time, this “Agreement”), among PACIFICORP, an Oregon corporation (the “Borrower”), the banks, financial institutions and other institutional lenders listed on the signatures pages hereof (the “Initial Lenders”), JPMORGAN CHASE BANK, N.A. (“JPMCB”), as administrative agent (in such capacity, the “Administrative Agent”) for the Lenders (as hereinafter defined), and the LC Issuing Banks (as hereinafter defined) party hereto from time to time.
ARTICLE I
DEFINITIONS AND ACCOUNTING TERMS

SECTION 1.01.     Certain Defined Terms.
As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):
“Administrative Agent” has the meaning specified in the first paragraph of this Agreement.
“Administrative Questionnaire” means an administrative questionnaire in a form supplied by the Administrative Agent.
“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, controls or is controlled by or is under common control with the Person specified. For purposes of this definition, the term “control” (including the terms “controlled by” and “under common control with”) of a Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ability to exercise voting power, by contract or otherwise.
“Agent Fee Letter” means the letter agreement dated April 24, 2017 among the Borrower and the Administrative Agent, as amended, restated, supplemented or otherwise modified from time to time.
“Agent Parties” has the meaning specified in Section 8.02(d)(ii).
“Agent’s Account” means the account of the Administrative Agent designated from time to time in a written notice to the Lenders and the Borrower as the account to which the Lenders are to fund Borrowings and the Borrower is to make payments under this Agreement.
“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to the Borrower or any Subsidiary of the Borrower or their respective activities from time to time concerning or relating to bribery or corruption, including, without limitation, (i) the United States Foreign Corrupt Practices Act of 1977, as amended from time to time, and the applicable regulations thereunder, and (ii) to the extent applicable, the United Kingdom’s Bribery Act 2010, as amended from time to time.
“Applicable Law” means (i) all applicable common law and principles of equity and (ii) all applicable provisions of all (A) constitutions, statutes, rules, regulations and orders of all Governmental Authorities, (B) Governmental Approvals and (C) orders, decisions, judgments and decrees of all courts (whether at law or in equity or admiralty) and arbitrators.
“Applicable Lending Office” means, with respect to each Lender, such Lender’s Domestic Lending Office in the case of a Base Rate Loan and such Lender’s Eurodollar Lending Office in the case of a Eurodollar Rate Revolving Loan.
“Applicable Margin” means, with respect to any Base Rate Loan and any Eurodollar Rate Revolving Loan, at all times during which any Applicable Rating Level set forth below is in effect, the rate per annum (except as provided below) for such Loan set forth below next to such Applicable Rating Level:

Applicable Rating Level	Applicable Margin for Eurodollar Rate Revolving Loans	Applicable Margin for Base Rate Loans
1	0.625%	0.000%
2	0.750%	0.000%
3	0.875%	0.000%
4	1.000%	0.000%
5	1.125%	0.125%

provided, that the Applicable Margins set forth above shall be increased, for each Applicable Rating Level, upon the occurrence and during the continuance of any Event of Default by 2.00% per annum. Any change in the Applicable Margin resulting from a change in the Applicable Rating Level shall become effective upon the date of announcement of any change in the Moody’s Rating or the S&P Rating that results in such change in the Applicable Rating Level.
“Applicable Rating Level” at any time shall be determined in accordance with the then-applicable S&P Rating or the then-applicable Moody’s Rating as follows:

S&P Rating/Moody’s Rating	Applicable Rating Level
S&P Rating AA- or higher or Moody’s Rating Aa3 or higher	1
S&P Rating A+ or Moody’s Rating A1	2
S&P Rating A or Moody’s Rating A2	3
S&P Rating A- or Moody’s Rating A3	4
S&P Rating BBB+ or Moody’s Rating Baa1 or below or unrated	5

The Applicable Rating Level for any day shall be determined based upon the higher of the S&P Rating and the Moody’s Rating in effect on such day. If the S&P Rating and the Moody’s Rating are not the same (i.e., a “split rating”), the higher (better) of such ratings shall control, unless the ratings differ by more than one level, in which case the rating one level below the higher of the two ratings shall control.
“Approved Fund” means any Fund that is administered or managed by (i) a Lender, (ii) an Affiliate of a Lender or (iii) an entity or an Affiliate of an entity that administers or manages a Lender.
“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 8.07), and accepted by the Administrative Agent, in substantially the form of Exhibit C or any other form approved by the Administrative Agent.
“Available Commitments” means, on any day, the aggregate unused Commitments, computed after giving effect to all Extensions of Credit made or to be made on such day, the application of proceeds therefrom and all prepayments and repayments of Revolving Loans made on such day.
“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Bankruptcy Event” means, with respect to any Person, such Person becomes the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets (including the Federal Deposit Insurance Corporation or any other Governmental Authority acting in a similar capacity) appointed for it, provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such

Person or a direct or indirect parent company of such Person by a Governmental Authority if and for so long as such ownership interest does not result in or provide such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender.
“Base Rate” means a fluctuating interest rate per annum in effect from time to time, which rate per annum shall at all times be equal to the highest of:

(i)	the rate of interest announced by JPMCB from time to time as JPMCB’s prime rate;

(ii)	1/2 of 1% per annum above the NYFRB Rate in effect on such date; and

(iii)
the rate of interest per annum (rounded upwards to the nearest 1/100 of 1%) appearing on the Service equal to the one-month London interbank offered rate for deposits in Dollars as determined at approximately 11:00 a.m. (London time) on such day (or if such day is not a Business Day, on the next preceding Business Day), plus 1%; provided, however, if more than one rate is specified on the Service, the applicable rate shall be the arithmetic mean of all such rates plus 1%

; provided, that in no event shall the Base Rate be less than 0%.
“Base Rate Loan” means a Loan that bears interest as provided in Section 2.11(a).
“Berkshire Hathaway” means Berkshire Hathaway Inc.
“Bond Event of Default” has the meaning specified in Section 6.01.
“Bond Letter of Credit” means any standby or direct pay letter of credit issued by an LC Issuing Bank pursuant to Section 2.04 to support certain obligations to pay the principal of, interest on and/or purchase or redemption price of Bonds.
“Bonds” means pollution control revenue bonds or industrial development revenue bonds (or similar obligations, however designated) issued pursuant to an Indenture between the Trustee and the Issuer named therein.
“Borrower” has the meaning specified in the first paragraph of this Agreement.
“Borrowing” means a borrowing by the Borrower consisting of simultaneous Revolving Loans of the same Type, having the same Interest Period and ratably made or Converted on the same day by each of the Lenders pursuant to Section 2.02 or 2.13, as the case may be. All Revolving Loans to the Borrower of the same Type, having the same Interest Period and made or Converted on the same day shall be deemed a single Borrowing hereunder until repaid or next Converted.

“Borrowing Date” means the date of any Borrowing.
“Business Day” means a day of the year on which banks are not required or authorized by law to close in New York City or Los Angeles and, if the applicable Business Day relates to any Eurodollar Rate Revolving Loans, “Business Day” also includes a day on which dealings are carried on in the London interbank market.
“Cash Collateralize” means to pledge and deposit with or deliver to the Administrative Agent, for the benefit of one or more of the LC Issuing Banks and the Lenders, as collateral for LC Outstandings and obligations of Lenders to fund participations in respect of LC Outstandings, cash or deposit account balances or, if the Administrative Agent and each applicable LC Issuing Bank shall agree in their sole discretion, other credit support, in each case pursuant to documentation in form and substance reasonably satisfactory to the Administrative Agent and each applicable LC Issuing Bank. “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.
“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (i) the adoption of any law, rule, regulation or treaty, (ii) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (iii) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives (whether or not having the force of law) thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives (whether or not having the force of law) promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law,” regardless of the date enacted, adopted or issued.
“Change of Control” has the meaning specified in Section 6.01(h).
“Closing Date” means June 30, 2017
“Commitment” means, for each Lender, the obligation of such Lender to make Revolving Loans to the Borrower hereunder in an aggregate amount no greater than the amount set forth on Schedule I hereto or, if such Lender has entered into any Assignment and Assumption, set forth for such Lender in the Register maintained by the Administrative Agent pursuant to Section 8.07(c), in each such case as such amount may be from time to time increased pursuant to Section 2.07 or reduced pursuant to Section 2.08.
“Commitment Fee Rate” means, at any time, the rate per annum set forth below next to the Applicable Rating Level in effect at such time:

Applicable Rating Level	Commitment Fee Rate
1	0.050%
2	0.060%
3	0.075%
4	0.100%
5	0.150%

A change in the Commitment Fee Rate resulting from a change in the Applicable Rating Level shall become effective upon the date of public announcement of a change in the Moody’s Rating or the S&P Rating that results in a change in the Applicable Rating Level.
“Commitment Percentage” means, as to any Lender as of any date of determination, the percentage describing such Lender’s pro rata share of the Commitments set forth initially on Schedule I hereto or in the Register from time to time; provided that in the case of Section 2.21 when a Defaulting Lender shall exist, “Commitment Percentage” means the percentage of the total Commitments (disregarding any Defaulting Lender’s Commitment) represented by such Lender’s Commitment. If the Commitments have terminated or expired, the Commitment Percentages shall be determined based upon the Commitments most recently in effect, giving effect to any assignments and to any Lender’s status as a Defaulting Lender at the time of determination.
“Commitments” means the aggregate of each Lender’s Commitment hereunder.
“Communications” has the meaning specified in Section 8.02(d)(ii).
“Confidential Information” means information that the Borrower furnishes to the Administrative Agent, the Joint Lead Arrangers or any Lender in a writing designated as confidential, but does not include any such information that is or becomes generally available to the public or that is or becomes available to the Administrative Agent, the Joint Lead Arrangers or such Lender from a source other than the Borrower that has no obligation to maintain the confidentiality of such information.
“Consolidated Assets” means, on any date of determination, the total of all assets (including revaluations thereof as a result of commercial appraisals, price level restatement or otherwise) appearing on the consolidated balance sheet of the Borrower and its Consolidated Subsidiaries most recently delivered to the Lenders pursuant to Section 5.01(h) as of such date of determination.
“Consolidated Capital” means the sum (without duplication) of (i) Consolidated Debt of the Borrower (without giving effect to the proviso in the definition of Consolidated Debt) and (ii) consolidated equity of all classes (whether common, preferred, mandatorily convertible preferred or preference) of the Borrower.

“Consolidated Debt” of the Borrower means the total principal amount of all Debt of the Borrower and its Consolidated Subsidiaries; provided that Guaranties of Debt shall not be included in such total principal amount.
“Consolidated Subsidiary” means, with respect to any Person at any time, any Subsidiary or other Person the accounts of which would be consolidated with those of such first Person in its consolidated financial statements in accordance with GAAP.
“Convert,” “Conversion” and “Converted” each refers to a conversion of Revolving Loans of one Type into Revolving Loans of the other Type, or the selection of a new, or the renewal of the same, Interest Period for Eurodollar Rate Revolving Loans, pursuant to Section 2.12 or 2.13.
“Credit Party” means the Administrative Agent, any LC Issuing Bank or any Lender.
“Custodian” means, for any series of Bonds, any Person acting as bailee and agent for the Administrative Agent (on behalf of the applicable LC Issuing Bank and the Lenders) under any Pledge Agreement relating to such Bonds.
“Debt” of any Person means, at any date, without duplication, (i) all indebtedness of such Person for borrowed money, (ii) all obligations of such Person for the deferred purchase price of property or services (other than trade payables incurred in the ordinary course of such Person’s business), (iii) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (iv) all obligations of such Person as lessee under leases that have been, in accordance with GAAP, recorded as capital leases, (v) all obligations of such Person in respect of reimbursement agreements with respect to acceptances, letters of credit (other than trade letters of credit) or similar extensions of credit, and (vi) all Guaranties. Solely for the purpose of calculating compliance with the covenant in Section 5.03, Debt shall not include Debt of the Borrower or its Consolidated Subsidiaries arising from the qualification of an arrangement as a lease due to that arrangement conveying the right to use or to control the use of property, plant or equipment under the application of the Financial Accounting Standards Board’s Accounting Standards Codification Topic 840 – Leases paragraph 840-10-15-6 (or the Accounting Standards Codification Topic 842 – Leases paragraphs 842-10-15-3 through 5), nor shall Debt include Debt of any variable interest entity consolidated by PacifiCorp under the requirements of Topic 810 – Consolidation.
“Debtor Relief Laws” means the Bankruptcy Code of the United States of America, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect.
“Declining Lender” has the meaning specified in Section 2.06(b).
“Default” means any Event of Default or any event that would constitute an Event of Default but for the requirement that notice be given or time elapse or both.

“Defaulting Lender” means, subject to Section 2.21(b), any Lender that (i) has failed, within two Business Days after the date required to be funded or paid, to (A) fund all or any portion of its Loans, (B) fund any portion of its participations in Letters of Credit or (C) pay over to any Credit Party any other amount required to be paid by it under this Agreement, unless, in the case of clause (A) above, such failure is the result of such Lender’s good faith determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in writing) has not been satisfied, as notified by such Lender to the Administrative Agent and the Borrower in such writing, (ii) has notified the Borrower or any Credit Party in writing that it does not intend to comply with any of its funding obligations under this Agreement or has made a public statement to the effect that it does not intend to comply with its funding obligations under this Agreement (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and such position is based on such Lender’s good faith determination that a condition precedent (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) to funding a Loan under this Agreement cannot be satisfied), (iii) has failed, within three Business Days after written request by the Administrative Agent, any LC Issuing Bank or the Borrower, acting in good faith, to confirm in writing to such requesting party that it will comply with its obligations to fund prospective Loans and participations in then outstanding Letters of Credit under this Agreement, provided that such Lender shall cease to be a Defaulting Lender pursuant to clause (iii) upon such requesting party’s receipt of such written confirmation in form and substance reasonably satisfactory to it and the Administrative Agent, or (iv) has become the subject of a (A) Bankruptcy Event or (B) Bail-In Action. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (i) through (iv) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.21(b)) upon delivery of written notice of such determination to the Borrower, each LC Issuing Bank and each Lender.
“Designated Lender” has the meaning specified in Section 2.07(a).
“Dollars” and the symbol “$” mean lawful currency of the United States of America.
“Domestic Lending Office” means, with respect to any Lender, the office of such Lender specified as its “Domestic Lending Office” opposite its name on Schedule I hereto or in the Assignment and Assumption pursuant to which it became a Lender, or such other office of such Lender as such Lender may from time to time specify in writing to the Borrower and the Administrative Agent.
“EEA Financial Institution” means (a) any institution established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.
“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.
“Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 8.07(b)(iii), (v) and (vi) (subject to such consents, if any, as may be required under Section 8.07(b)(iii)).
“Environmental Law” means any federal, state, local or foreign statute, law, ordinance, rule, regulation, code, order, judgment, decree or judicial or agency interpretation, policy or guidance relating to pollution or protection of the environment, health, safety or natural resources, including, without limitation, those relating to the use, handling, transportation, treatment, storage, disposal, release or discharge of Hazardous Materials.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder.
“ERISA Affiliate” means, with respect to any Person, each trade or business (whether or not incorporated) that is considered to be a single employer with such entity within the meaning of Section 414(b), (c), (m) or (o) of the Internal Revenue Code.
“ERISA Event” means (i) any “reportable event,” as defined in Section 4043 of ERISA with respect to a Pension Plan (other than an event as to which the PBGC has waived the requirement of Section 4043(a) of ERISA that it be notified of such event); (ii) the failure to make a required contribution to any Pension Plan that would result in the imposition of a lien or other encumbrance or the provision of security under Section 430 of the Internal Revenue Code or Section 303 or 4068 of ERISA, or there being or arising any “unpaid minimum required contribution” or “accumulated funding deficiency” (as defined or otherwise set forth in Section 4971 of the Internal Revenue Code or Part 3 of Subtitle B of Title I of ERISA), whether or not waived, or the filing of any request for or receipt of a minimum funding waiver under Section 412 of the Internal Revenue Code with respect to any Pension Plan or Multiemployer Plan, or a determination that any Pension Plan is, or is reasonably expected to be, in at-risk status under Title IV of ERISA; (iii) the filing of a notice of intent to terminate any Pension Plan, if such termination would require material additional contributions in order to be considered a standard termination within the meaning of Section 4041(b) of ERISA, the filing under Section 4041(c) of ERISA of a notice of intent to terminate any Pension Plan, or the termination of any Pension Plan under Section 4041(c) of ERISA; (iv) the institution of proceedings, or the occurrence of an event or condition that would reasonably be expected to constitute grounds for the institution of proceedings by the PBGC, under Section 4042 of ERISA, for the termination of, or the appointment of a trustee to administer, any Pension Plan; (v) the complete or partial withdrawal of the Borrower or any of its ERISA Affiliates from a Multiemployer Plan, the reorganization or insolvency under Title IV of ERISA of any Multiemployer Plan, or the receipt by the Borrower or any of its ERISA Affiliates of any notice that a Multiemployer Plan is in endangered or critical status under Section 305 of ERISA; (vi) the failure by the Borrower or any of its ERISA Affiliates to comply with ERISA or the related provisions of the Internal Revenue Code with respect to any Pension Plan; (vii) the Borrower or any of its ERISA Affiliates incurring any liability under Title IV of ERISA with respect to any Pension Plan (other than premiums due and not delinquent under Section 4007 of ERISA); or (viii) the failure by the Borrower or any of its Subsidiaries to comply with Applicable Law with respect to any Foreign Plan.
“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.
“Eurocurrency Liabilities” has the meaning assigned to that term in Regulation D of the Board of Governors of the Federal Reserve System, as in effect from time to time.
“Eurodollar Lending Office” means, with respect to any Lender, the office of such Lender specified as its “Eurodollar Lending Office” opposite its name on Schedule I hereto or in the Assignment and Assumption pursuant to which it became a Lender (or, if no such office is specified, its Domestic Lending Office), or such other office of such Lender as such Lender may from time to time specify in writing to the Borrower and the Administrative Agent.
“Eurodollar Rate” means, for any Interest Period for each Eurodollar Rate Revolving Loan comprising part of the same Borrowing, the rate of interest per annum (rounded upward to the nearest 1/100 of 1%) as calculated by ICE Benchmark Administration Limited (or any other person which takes over the administration of that rate) and obtained through a nationally recognized service such as the Dow Jones Market Service (Telerate), Reuters or other such service then being used by the Administrative Agent to ascertain such rates of interest (in each case, the “Service”) as the London interbank offered rate for deposits in Dollars at approximately 11:00 a.m. (London time) two Business Days before the first day of such Interest Period for a period equal to such Interest Period, but in no event less than 0%.
“Eurodollar Rate Reserve Percentage” of any Lender for any Interest Period for each Eurodollar Rate Revolving Loan means the reserve percentage applicable to such Lender during such Interest Period (or if more than one such percentage shall be so applicable, the daily average of such percentages for those days in such Interest Period during which any such percentage shall be so applicable) under regulations issued from time to time by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement (including, without limitation, any emergency, supplemental or other marginal reserve requirement) then applicable to such Lender with respect to liabilities or assets consisting of or including Eurocurrency Liabilities(or with respect to any other category of liabilities that includes deposits by reference to which the interest rate on Eurodollar Rate Revolving Loans is determined) having a term equal to such Interest Period.
“Eurodollar Rate Revolving Loan” means a Revolving Loan that bears interest as provided in Section 2.11(b).
“Events of Default” has the meaning specified in Section 6.01.
“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (i) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (A) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its Applicable Lending Office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (B) that are Other Connection Taxes, (ii) in the case of a Lender, withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (A) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Borrower under Section 2.20(b)) or (B) such Lender changes its Applicable Lending Office, except in each case to the extent that, pursuant to Section 2.18, amounts with respect to such Taxes were payable either to such Lender's assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its Applicable Lending Office, (iii) Taxes attributable to such Recipient’s failure to comply with Section 2.18(g) and (iv) any Taxes imposed under FATCA.
“Existing Credit Agreement” means the Credit Agreement, dated as of March 27, 2013, as amended, among the Borrower, JPMCB, as administrative agent, and certain other financial institutions named therein.
“Existing Letters of Credit” shall mean each of the letters of credit described by applicant, date of issuance, letter of credit number, amount, beneficiary and the date of expiry on Schedule IV hereto.
“Extension Effective Date” has the meaning specified in Section 2.06(c).
“Extension of Credit” means the making of a Borrowing, the issuance of a Letter of Credit or the amendment of any Letter of Credit having the effect of extending the stated termination date thereof or increasing the maximum amount available to be drawn thereunder. For purposes of this Agreement, a Conversion shall not constitute an Extension of Credit.
“FATCA” means Sections 1471 through 1474 of the Internal Revenue Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Internal Revenue Code, any intergovernmental agreement entered into in connection with the implementation of such Sections of the Internal

Revenue Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any such intergovernmental agreement.
“Federal Funds Effective Rate” means, for any day, the rate calculated by the NYFRB based on such day’s Federal funds transactions by depositary institutions (as determined in such manner as the NYFRB shall set forth on its public website from time to time) and published on the next succeeding Business Day by the NYFRB as the Federal funds effective rate.
“Fee Letters” means (i) the letter agreements, each dated as of April 24, 2017, among the Borrower and certain of the Joint Lead Arrangers and (ii) the Agent Fee Letter, in each case, as amended, restated, supplemented or otherwise modified from time to time.
“FERC” means the U.S. Federal Energy Regulatory Commission.
“Foreign Lender” means a Lender that is not a U.S. Person.
“Foreign Plan” means any pension, profit-sharing, deferred compensation, or other employee benefit plan, program or arrangement (other than a Pension Plan or a Multiemployer Plan) maintained by any Subsidiary of the Borrower that, under applicable local foreign law, is required to be funded through a trust or other funding vehicle.
“Fronting Commitment” means, with respect to any LC Issuing Bank, the aggregate stated amount of all Letters of Credit that such LC Issuing Bank agrees to issue (subject to the LC Commitment Amount), as modified from time to time pursuant to an agreement signed by such LC Issuing Bank and the Borrower. With respect to each Lender that is an LC Issuing Bank on the date hereof, such LC Issuing Bank’s Fronting Commitment is listed on Schedule II, and with respect to any Lender that becomes an LC Issuing Bank after the date hereof, such Lender’s Fronting Commitment will be the amount agreed between the Borrower and such Lender at the time that such Lender becomes an LC Issuing Bank, in each case, as such Fronting Commitment may be modified in accordance with the terms of this Agreement.
“Fronting Exposure” means, at any time there is a Defaulting Lender, with respect to any LC Issuing Bank, such Defaulting Lender’s Commitment Percentage of the LC Outstandings with respect to Letters of Credit issued by such LC Issuing Bank other than LC Outstandings as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof.
“Fund” means any Person (other than a natural Person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.
“GAAP” has the meaning specified in Section 1.03.

“Governmental Approval” means any authorization, consent, approval, license or exemption of, registration or filing with, or report or notice to, any Governmental Authority.
“Governmental Authority” means the government of the United States of America or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).
“Guaranty” of any Person means (i) any obligation, contingent or otherwise, of such Person to pay any Debt of any other Person and (ii) all reasonably quantifiable obligations of such Person under indemnities or under support or capital contribution agreements, and other reasonably quantifiable obligations (contingent or otherwise) to purchase or otherwise to assure a creditor against loss in respect of, or to assure an obligee against loss in respect of, any Debt of any other Person guaranteed directly or indirectly in any manner by such Person, or in effect guaranteed directly or indirectly by such Person through an agreement (A) to pay or purchase such Debt or to advance or supply funds for the payment or purchase of such Debt, (B) to purchase, sell or lease (as lessee or lessor) property, or to purchase or sell services, primarily for the purpose of enabling the debtor to make payment of such Debt or to assure the holder of such Debt against loss, (C) to supply funds to or in any other manner invest in the debtor (including any agreement to pay for property or services irrespective of whether such property is received or such services are rendered) or (D) otherwise to assure a creditor against loss; provided that the term “Guaranty” shall not include endorsements for collection or deposit in the ordinary course of business or the grant of a Lien in connection with Project Finance Debt.
“Hazardous Materials” means (i) petroleum and petroleum products, byproducts or breakdown products, radioactive materials, asbestos-containing materials, polychlorinated biphenyls and radon gas and (ii) any other chemicals, materials or substances designated, classified or regulated as hazardous or toxic or as a pollutant or contaminant under any Environmental Law.
“Indemnified Party” has the meaning specified in Section 8.04(b).
“Indemnified Taxes” means (i) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Borrower under any Loan Document and (ii) to the extent not otherwise described in (i), Other Taxes.
“Indenture” means, for any series of Bonds, the indenture pursuant to which such Bonds are issued and any supplement thereto relating to such Bonds.
“Initial Lenders” has the meaning specified in the first paragraph of this Agreement.

“Interest Period” means, for each Eurodollar Rate Revolving Loan comprising part of the same Borrowing, the period commencing on the date of such Eurodollar Rate Revolving Loan or the date of the Conversion of any Base Rate Revolving Loan into such Eurodollar Rate Revolving Loan and ending on the last day of the period selected by the Borrower pursuant to the provisions below and, thereafter, with respect to Eurodollar Rate Revolving Loans, each subsequent period commencing on the last day of the immediately preceding Interest Period and ending on the last day of the period selected by the Borrower pursuant to the provisions below. The duration of each such Interest Period shall be one, two, three or six months or such other period acceptable to all the Lenders, as the Borrower may, upon notice received by the Administrative Agent not later than 12:00 noon (New York City Time) on the third Business Day prior to the first day of such Interest Period, select; provided, however, that:

(i)	the Borrower may not select any Interest Period that ends after the latest Termination Date in effect at such time;

(ii)	Interest Periods commencing on the same date for Eurodollar Rate Revolving Loans comprising part of the same Borrowing shall be of the same duration;

(iii)
whenever the last day of any Interest Period would otherwise occur on a day other than a Business Day, the last day of such Interest Period shall be extended to occur on the next succeeding Business Day, provided, however, that, if such extension would cause the last day of such Interest Period to occur in the next following calendar month, the last day of such Interest Period shall occur on the next preceding Business Day; and

(iv)
whenever the first day of any Interest Period occurs on a day of an initial calendar month for which there is no numerically corresponding day in the calendar month that succeeds such initial calendar month by the number of months equal to the number of months in such Interest Period, such Interest Period shall end on the last Business Day of such succeeding calendar month.

“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated and rulings issued thereunder.
“IRS” means the U.S. Internal Revenue Service.
“Issuer” means, for any series of Bonds, the issuer of such Bonds under the applicable Indenture.
“Issuer Agreement” means, for any series of Bonds, the agreement between the applicable Issuer and the Borrower pursuant to which (i) the proceeds of such Bonds are loaned by such Issuer to the Borrower, together with any promissory note or other instrument evidencing the Debt of the Borrower under such agreement, or (ii) the Borrower agrees to pay the purchase price of, or rent with respect to, the facilities financed or refinanced with the proceeds of such Bonds.

“Joint Lead Arrangers” means JPMorgan Chase Bank, N.A., Wells Fargo Securities, LLC, Mizuho Bank, Ltd., MUFG Union Bank, N.A., Citigroup Global Markets Inc., U.S. Bank National Association and BNP Paribas Securities Corp.
“JPMCB” has the meaning specified in the recital of parties to this Agreement.
“LC Collateral Account” has the meaning specified in Section 6.02.
“LC Commitment Amount” means $300,000,000 as the same may be reduced permanently from time to time pursuant to Section 2.08.
“LC Fee” has the meaning specified in Section 2.05(c).
“LC Fronting Fee” has the meaning specified in Section 2.05(d).
“LC Issuing Bank” means each Lender identified as an “LC Issuing Bank” on Schedule II and any other Lender or Affiliate of a Lender that shall agree to issue a Letter of Credit pursuant to Section 2.04.
“LC Outstandings” means, on any date of determination, the sum of (i) the undrawn stated amounts of all Letters of Credit that are outstanding on such date plus (ii) the aggregate principal amount of all unpaid reimbursement obligations of the Borrower on such date with respect to payments made by any LC Issuing Bank under any Letter of Credit (excluding reimbursement obligations that have been repaid with the proceeds of any Borrowing). The LC Outstandings with respect to any Lender at any time shall be its Commitment Percentage of the total LC Outstandings at such time.
“LC Payment Notice” has the meaning specified in Section 2.04(e).
“Lenders” means the Initial Lenders and each Person that shall become party hereto pursuant to an Assignment and Assumption, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption.
“Letter of Credit” means (a) a standby letter of credit issued by an LC Issuing Bank pursuant to Section 2.04 or a Bond Letter of Credit, in each case, as amended, modified or extended in accordance with the terms of this Agreement and (b) any Existing Letter of Credit, in each case, as such letter of credit may be amended, modified, extended, renewed or replaced from time to time in accordance with the terms of this Agreement.
“Lien” means any lien, security interest or other charge or encumbrance of any kind, or any other type of preferential arrangement, including, without limitation, the lien or retained security title of a conditional vendor and any easement, right of way or other encumbrance on title to real property.
“Loan Documents” means, collectively, (i) this Agreement, (ii) the Fee Letters and (iii) any promissory note issued pursuant to Section 2.10(d).

“Loans” means the loans made by the Lenders to the Borrower pursuant this Agreement.
“Margin Regulations” means Regulations T, U and X of the Board of Governors of the Federal Reserve System, as in effect from time to time.
“Margin Stock” has the meaning specified in the Margin Regulations.
“Material Adverse Effect” means a material adverse effect on (i) on the business, operations, properties, financial condition, assets or liabilities (including, without limitation, contingent liabilities) of the Borrower and its Subsidiaries, taken as a whole, (ii) the ability of the Borrower to perform its obligations under the Loan Documents or (iii) the ability of the Administrative Agent, any LC Issuing Bank or any Lender to enforce its rights under the Loan Documents.
“Material Subsidiaries” means any Subsidiary of the Borrower with respect to which (x) the Borrower’s percentage ownership interest in such Subsidiary multiplied by (y) the book value of the Consolidated Assets of such Subsidiary represents at least 15% of the Consolidated Assets of the Borrower as reflected in the latest financial statements of the Borrower delivered pursuant to clause (i) or (ii) of Section 5.01(h).
“Minimum Collateral Amount” means, at any time, (i) with respect to Cash Collateral consisting of cash or deposit account balances, an amount equal to 103 % of the Fronting Exposure of all LC Issuing Banks with respect to Letters of Credit issued and outstanding at such time and (ii) otherwise, an amount determined by the Administrative Agent and the LC Issuing Banks in their sole discretion.
“Moody’s” means Moody’s Investors Service, Inc.
“Moody’s Rating” means, on any date of determination, the rating most recently announced by Moody’s with respect to any senior unsecured, non-credit enhanced Debt of the Borrower or, if such rating is not available, the corporate credit rating of the Borrower most recently announced by Moody’s.
“Multiemployer Plan” means any “multiemployer plan” (as such term is defined in Section 4001(a)(3) of ERISA), which is contributed to by (or to which there is or may be an obligation to contribute of) the Borrower or any of its ERISA Affiliates or with respect to which the Borrower or any of its ERISA Affiliates has, or could reasonably be expected to have, any liability.
“New York City Time” means the time in New York, New York.
“Non-Consenting Lender” means any Lender that does not approve any consent, waiver or amendment that (i) requires the approval of all affected Lenders in accordance with the terms of Section 8.01 and (ii) has been approved by the Required Lenders.
“Non-Defaulting Lender” means, at the time of determination, a Lender that is not a Defaulting Lender.

“non-performing Lender” has the meaning specified in Section 2.04(f).
“Notice of Borrowing” has the meaning specified in Section 2.02(a).
“NYFRB” means the Federal Reserve Bank of New York.
“NYFRB Rate” means, for any day, the greater of (a) the Federal Funds Effective Rate in effect on such day and (b) the Overnight Bank Funding Rate in effect on such day (or for any day that is not a Business Day, for the immediately preceding Business Day); provided that if none of such rates are published for any day that is a Business Day, the term “NYFRB Rate” means the rate for a Federal funds transaction quoted at 11:00 a.m. (New York City Time) on such day received by the Administrative Agent from a Federal funds broker of recognized standing selected by it; provided, further, that if any of the aforesaid rates shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.
“OFAC” means The Office of Foreign Assets Control of the U.S. Department of the Treasury.
“Official Statement” means, for any series of Bonds, the official statement, reoffering circular or similar disclosure document (however designated) relating to such Bonds and the applicable LC Issuing Bank, as amended and supplemented from time to time, and all documents incorporated therein (or in any such supplement or amendment) by reference.
“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising solely from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document).
“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.20).
“Outstanding Credits” means, on any date of determination, the sum of (i) the aggregate principal amount of all Loans outstanding on such date plus (ii) the LC Outstandings on such date. The Outstanding Credits with respect to any Lender at any time shall be its Commitment Percentage of the total Outstanding Credits at such time.
“Overnight Bank Funding Rate” means, for any day, the rate comprised of both overnight Federal funds and overnight Eurodollar borrowings by U.S.-managed banking offices of depository institutions (as such composite rate shall be determined by the NYFRB as set forth on its public website from time to time) and published on the next succeeding Business Day by the NYFRB as an overnight bank funding rate (from and after such date as the NYFRB shall commence to publish such composite rate).
“Participant” has the meaning assigned to such term in Section 8.07(d).
“Participant Register” has the meaning specified in Section 8.07(d).
“Patriot Act” has the meaning specified in Section 8.14.
“PBGC” means the U.S. Pension Benefit Guaranty Corporation (or any successor).
“Pension Plan” means any “employee pension benefit plan” (as defined in Section 3(2) of ERISA) (other than a Multiemployer Plan), subject to the provisions of Title IV of ERISA or Section 412 of the Internal Revenue Code or Section 302 of ERISA, maintained or contributed to by the Borrower or any of its ERISA Affiliates or to which the Borrower or any of its ERISA Affiliates has or may have an obligation to contribute (or is deemed under Section 4069 of ERISA to have maintained or contributed to or to have had an obligation to contribute to, or otherwise to have liability with respect to) such plan.
“Permitted Liens” means such of the following as to which no enforcement, collection, execution, levy or foreclosure proceeding shall have been commenced: (i) Liens for taxes, assessments and governmental charges or levies to the extent not required to be paid under Section 5.01(a) hereof; (ii) Liens imposed by law, such as materialmen’s, mechanics’, carriers’, workmen’s and repairmen’s Liens, and other similar Liens arising in the ordinary course of business; (iii) Liens incurred or deposits made to secure obligations under workers’ compensation laws or similar legislation or to secure public or statutory obligations; (iv) easements, rights of way and other encumbrances on title to real property that do not render title to the property encumbered thereby unmarketable, including zoning and landmarking restrictions; (v) any judgment Lien, unless an Event of Default under Section 6.01(e) shall have occurred and be continuing with respect thereto; (vi) any Lien on any asset of any Person existing at the time such Person is acquired by or merged or consolidated with or into the Borrower or any Subsidiary of the Borrower and not created in contemplation of such event; (vii) pledges and deposits made in the ordinary course of business to secure the performance of bids, trade contracts (other than for Debt), operating leases and surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business; (viii) Liens upon or in any real property or equipment acquired, constructed, improved or held by the Borrower or any Subsidiary in the ordinary course of business to secure the purchase price of such property or equipment or to secure Debt incurred solely for the purpose of financing the acquisition, construction or improvement of such property or equipment, or Liens existing on such property or equipment at the time of its acquisition (other than any such Liens created in contemplation of such acquisition that were not incurred to finance the acquisition of such property), (ix) Liens securing Project Finance Debt, (x) any Lien on the Borrower’s or any Material Subsidiary’s interest in Bonds or cash or cash equivalents securing (A) the obligation of the Borrower or any Material Subsidiary to reimburse the issuer of a letter of credit supporting payments to be made in respect of such Bonds (including any Bond Letter of Credit) for a drawing on such letter of credit for the purpose of purchasing Bonds or (B) the obligation of the Borrower or any Material Subsidiary to reimburse or repay amounts advanced under any facility entered into to provide liquidity or credit support for any issue of Bonds; and (xi) extensions, renewals or replacements of any Lien described in clause (vi), (vii), (viii), (ix) or (x) for the same or a lesser amount, provided, however, that no such Lien shall extend to or cover any properties (other than after-acquired property already within the scope of the relevant Lien grant) not theretofore subject to the Lien being extended, renewed or replaced.
“Person” means any natural Person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.
“Platform” has the meaning specified in Section 8.02(d)(i).
“Pledge Agreement” means, for any series of Bonds, the pledge agreement or custodian agreement (or similar agreement, however designated), among the Administrative Agent, the Borrower and the applicable Custodian with respect to such Bonds, setting forth certain terms relating to the pledge and/or ownership of any such Bonds pending the remarketing thereof pursuant to the applicable Remarketing Agreement.
“Project Finance Debt” means Debt of any Subsidiary of the Borrower (i) that is (A) not recourse to the Borrower other than with respect to Liens granted by the Borrower on direct or indirect equity interests in such Subsidiary to secure such Debt and limited Guaranties of, or equity commitments with respect to, such Debt by the Borrower, which Liens, limited Guaranties and equity commitments are of a type consistent with other limited recourse project financings, and other than customary contractual carve-outs to the non-recourse nature of such Debt consistent with other limited recourse project financings, and (B) incurred in connection with the acquisition, development, construction or improvement of any project, single purpose or other fixed assets of such Subsidiary, including Debt assumed in connection with the acquisition of such assets, or (ii) that represents an extension, renewal, replacement or refinancing of the foregoing, provided that, in the case of a replacement or refinancing, the principal amount of such new Debt shall not exceed the principal amount of the Debt being replaced or refinanced plus 10% of such principal amount.
“Rating Decline” means the occurrence of the following on, or within 90 days after, the earlier of (i) the occurrence of a Change of Control and (ii) the earlier of (x) the date of public notice of the occurrence of a Change of Control and (y) the date of the public notice of the Borrower’s (or its direct or indirect parent company’s) intention to effect a Change of Control, which 90-day period will be extended so long as the S&P Rating or Moody’s Rating is under publicly announced consideration for possible downgrading by S&P or Moody’s, as applicable: the S&P Rating is reduced to any rating level below BBB+ or the Moody’s Rating is reduced to any rating level below Baa1 (or both the S&P Rating and the Moody’s Rating become unavailable).

“Recipient” means (i) the Administrative Agent, (ii) any Lender and (iii) any LC Issuing Bank, as applicable.
“Register” has the meaning specified in Section 8.07(c).
“Reimbursement Amount” has the meaning specified in Section 2.04(d).
“Related Documents” means, for any series of Bonds, such Bonds and the Indenture, the Issuer Agreement, any Remarketing Agreement and any Pledge Agreement relating to such Bonds.
“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives of such Person and of such Person’s Affiliates.
“Remarketing Agent” means, for any series of Bonds, any Person acting in the capacity of remarketing agent for such Bonds pursuant to a Remarketing Agreement relating to such Bonds.
“Remarketing Agreement” means, for any series of Bonds, any agreement or other arrangement pursuant to which the applicable Remarketing Agent has agreed to act in such capacity with respect to such Bonds tendered for purchase pursuant to the applicable Indenture.
“Removal Effective Date” has the meaning specified in Section 7.05(b).
“Reportable Compliance Event” means that the Borrower or any of its Subsidiaries becomes a Sanctioned Person, or is charged by indictment, criminal complaint or similar charging instrument, arraigned, or custodially detained in connection with any Anti-Corruption Law or any predicate crime to any Anti-Corruption Law.
“Request for Issuance” means a request made pursuant to Section 2.04 in the form of Exhibit B.
“Required Lenders” means at any time Lenders owed in excess of 50% of the then aggregate unpaid principal amount of the Revolving Loans and participation obligations with respect to the LC Outstandings, or, if there are no Outstanding Credits, Lenders having in excess of 50% in interest of the Commitments (without giving effect to any termination in whole of the Commitments pursuant to Section 6.01). The Commitments, outstanding Loans and participation obligations with respect to the LC Outstandings for any Defaulting Lender shall be disregarded in determining Required Lenders at any time.
“Resignation Effective Date” has the meaning specified in Section 7.05(a).
“Revolving Loan” means a Loan by a Lender to the Borrower pursuant to Section 2.02 as part of a Borrowing and refers to a Base Rate Revolving Loan or a Eurodollar Rate Revolving Loan.

“Sanctioned Country” means, at any time, a country, region or territory that is the subject or target of comprehensive Sanctions (at the time of this Agreement, Cuba, Iran, North Korea, Sudan, Syria and Crimea).
“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by OFAC, the U.S. Department of State or the U.S. Department of the Treasury, or maintained by the United Nations Security Council, the European Union, Her Majesty’s Treasury of the United Kingdom, as may be amended, supplemented or substituted from time to time, (b) any Person organized or ordinarily resident or located in a Sanctioned Country or (c) any Person controlled by, or acting on behalf of, any such Person described in clause (a) or (b). For purposes of this definition, “control” of a Person shall mean the direct or indirect (x) ownership of, or power to vote, 25% or more of the issued and outstanding equity interests having ordinary voting power for the election of directors of such Person or other Persons performing similar functions for such Person, or (y) power to direct or cause the direction of the management and policies of such Person whether by ownership of equity interests, contract or otherwise.
“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by OFAC, the U.S. Department of State or the U.S. Department of Treasury, or (b) the United Nations Security Council, the European Union or Her Majesty’s Treasury of the United Kingdom.
“S&P” means S&P Global Ratings, a business unit of S&P Global, Inc.
“S&P Rating” means, on any date of determination, the rating most recently announced by S&P with respect to any senior unsecured, non-credit enhanced Debt of the Borrower or, if such rating is not available, the corporate credit rating of the Borrower most recently announced by S&P.
“SEC” means the U.S. Securities and Exchange Commission.
“Service” has the meaning set forth in the definition of “Eurodollar Rate”.
“Stated Expiry Date” means the stated expiration date of any Letter of Credit issued or deemed to be issued pursuant to this Agreement; provided, however, that no Stated Expiry Date may be requested or included in any such Letter of Credit where (i) such date would be later than the fifth Business Day preceding the Termination Date then applicable to the Lender that is the LC Issuing Bank for such Letter of Credit, (ii) such date would be later than one year after the date of issuance of such Letter of Credit (subject, for the avoidance of doubt, to the ability to provide for an automatic renewal mechanic in accordance with Section 2.04(a)), or (iii) after taking into account (A) the respective Termination Dates then in effect with respect to all Lenders on the date of issuance or any extension of such Letter of Credit, and (B) the respective Stated Expiry Dates then in effect with respect to all other Letters of Credit then outstanding, the maximum amount of the LC Outstandings under all Letters of Credit (including such

Letter of Credit) then outstanding would exceed the total LC Commitment Amount scheduled to be in effect at any time during the period such Letter of Credit is scheduled to remain in effect, as determined by the Administrative Agent.
“Subsidiary” of any Person means any corporation, partnership, joint venture, limited liability company, trust or estate of which (or in which) more than 50% of (i) the issued and outstanding capital stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether at the time capital stock of any other class or classes of such corporation shall or might have voting power upon the occurrence of any contingency), (ii) the interest in the capital or profits of such limited liability company, partnership or joint venture or (iii) the beneficial interest in such trust or estate is at the time directly or indirectly owned or controlled by such Person, by such Person and one or more of its other Subsidiaries or by one or more of such Person’s other Subsidiaries.
“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.
“Termination Date” means the earlier to occur of (i) June 30, 2020, or such later date that may be established for any Lender from time to time pursuant to Section 2.06 hereof, and (ii) the date of termination in whole of the Commitments available to the Borrower pursuant to Section 2.08 or 6.01.
“Trustee” means, for any series of Bonds, the Person acting in the capacity of trustee for the holders of such Bonds under the Indenture pursuant to which such Bonds were issued.
“Type” refers to the distinction between Loans bearing interest at the Base Rate and Loans bearing interest at the Eurodollar Rate.
“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Internal Revenue Code.
“U.S. Tax Compliance Certificate” has the meaning assigned to such term in Section 2.18(g)(ii).
“Withholding Agent” means the Borrower and the Administrative Agent.
“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

SECTION 1.02. Computation of Time Periods.
In this Agreement in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each mean “to but excluding”.
SECTION 1.03. Accounting Terms.
All accounting terms not specifically defined herein shall be construed in accordance with generally accepted accounting principles as in effect from time to time (“GAAP”). If any “Accounting Change” (as defined below) shall occur and such change results in a change in the calculation of financial covenants, standards or terms in this Agreement, and either the Borrower or the Required Lenders (through the Administrative Agent) shall request the same to the other parties hereto in writing, the Borrower and the Administrative Agent shall enter into negotiations to amend the affected provisions of this Agreement with the desired result that the criteria for evaluating the Borrower’s consolidated financial condition and results of operations shall be substantially the same after such Accounting Change as if such Accounting Change had not been made. Once such request has been made, until such time as such an amendment shall have been executed and delivered by the Borrower, the Administrative Agent and the Required Lenders, all financial covenants, standards and terms in this Agreement shall continue to be calculated or construed as if such Accounting Change had not occurred. “Accounting Change” means a change in accounting principles required by the promulgation of any final rule, regulation, pronouncement or opinion by the Financial Accounting Standards Board of the American Institute of Certified Public Accountants or, if applicable, the SEC (or successors thereto or agencies with similar functions).
SECTION 1.04. Classification of Loans and Borrowings.
For purposes of this Agreement, Loans may be classified and referred to by Type (e.g., a “Eurodollar Rate Loan”). Borrowings also may be classified and referred to by Type (e.g., a “Eurodollar Rate Borrowing”).
SECTION 1.05. Other Interpretive Provisions.
As used herein, except as otherwise specified herein, (i) references to any Person include its successors and assigns and, in the case of any Governmental Authority, any Person succeeding to its functions and capacities; (ii) references to any Applicable Law include amendments, supplements and successors thereto; (iii) references to specific sections, articles, annexes, schedules and exhibits are to this Agreement; (iv) words importing any gender include the other gender; (v) the singular includes the plural and the plural includes the singular; (vi) the words “including”, “include” and “includes” shall be deemed to be followed by the words “without limitation”; (vii) captions and headings are for ease of reference only and shall not affect the construction hereof; and (viii) references to any time of day shall be to New York City Time unless otherwise specified.

ARTICLE II
AMOUNTS AND TERMS OF THE EXTENSIONS OF CREDIT

SECTION 2.01. The Revolving Loans.

(a)    Each Lender severally agrees, on the terms and conditions hereinafter set forth, to make Revolving Loans to the Borrower from time to time on any Business Day during the period from the date hereof until the Termination Date applicable to such Lender in an aggregate outstanding amount not to exceed at any time such Lender’s Available Commitment at such time. Within the limits of each Lender’s Commitment and as hereinabove and hereinafter provided, including without limitation Section 2.01(b), the Borrower may request a Borrowing hereunder, and repay or prepay Revolving Loans pursuant to Section 2.14 and utilize the resulting increase in the Available Commitments for further Extensions of Credit in accordance with the terms hereof.
(b)    In no event shall the Borrower be entitled to request or receive any Borrowing that (i) would exceed the Available Commitments or (ii) would cause the Outstanding Credits to exceed the Commitments.
SECTION 2.02. Making the Revolving Loans.
(a)    Each Borrowing shall be in an amount not less than $1,000,000 (or, if less, the Available Commitments at such time) or an integral multiple of $100,000 in excess thereof and shall consist of Revolving Loans of the same Type made on the same day by the Lenders ratably according to their respective Commitment Percentages. Each Borrowing shall be made on notice, given not later than 1:00 P.M. (New York City Time) on the third Business Day prior to the date of the proposed Borrowing in the case of a Borrowing consisting of Eurodollar Rate Revolving Loans, or not later than 1:00 P.M. (New York City Time) on the date of the proposed Borrowing in the case of a Borrowing consisting of Base Rate Revolving Loans, by the Borrower to the Administrative Agent, which shall give to each Lender prompt written notice thereof. Each such notice of a Revolving Borrowing (a “Notice of Borrowing”) shall be by telephone, confirmed immediately in writing or facsimile in substantially the form of Exhibit A hereto, specifying therein the requested (i) Borrowing Date for such Borrowing, (ii) Type of Revolving Loans comprising such Borrowing, (iii) aggregate amount of such Borrowing, and (iv) in the case of a Borrowing consisting of Eurodollar Rate Revolving Loans, the initial Interest Period for each such Revolving Loan. Each Lender shall, before 2:00 P.M. (New York City Time) (or, for Borrowings consisting of Base Rate Revolving Loans for which notice was provided to the Lenders after 12:00 noon (New York City Time) but no later than 1:00 P.M. (New York City Time), before 3:00 P.M. (New York City Time)) on the applicable Borrowing Date, make available for the account of its Applicable Lending Office to the Administrative Agent at the Agent’s Account, in same day funds, such Lender’s ratable portion of the Borrowing to be made on such Borrowing Date. After the Administrative Agent’s receipt of such funds and upon fulfillment of the applicable conditions set forth in Article III, the Administrative Agent will make such funds available to the Borrower no later than 3:30 P.M. (New York City Time) in such manner as the Borrower shall have specified in the applicable Notice of Borrowing.

(b)    Anything in subsection (a) above to the contrary notwithstanding, (i) the Borrower may not select Eurodollar Rate Revolving Loans for any Borrowing if the aggregate amount of such Borrowing is less than $1,000,000 or if the obligation of the Lenders to make Eurodollar Rate Revolving Loans shall then be suspended pursuant to Section 2.12(b), 2.13 or 2.16, and (ii) Borrowings of more than one Type may be outstanding at the same time; provided, however, there shall be not more than 10 Borrowings at any one time outstanding.
(c)    Each Notice of Borrowing shall be irrevocable and binding on the Borrower. In the case of any Borrowing that the related Notice of Borrowing specifies is to comprise Eurodollar Rate Revolving Loans, the Borrower shall indemnify each Lender against any loss, cost or expense incurred by such Lender as a result of any failure to fulfill on or before the date specified in such Notice of Borrowing for such Borrowing the applicable conditions set forth in Article III, including, without limitation, any loss (including loss of anticipated profits), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to fund the Revolving Loan to be made by such Lender as part of such Borrowing when such Revolving Loan, as a result of such failure, is not made on such date.
(d)    Unless the Administrative Agent shall have received written notice from a Lender prior to any Borrowing Date or, in the case of a Base Rate Loan, prior to the time of Borrowing, that such Lender will not make available to the Administrative Agent such Lender’s Loan as part of the Borrowing to be made on such Borrowing Date, the Administrative Agent may, but shall not be required to, assume that such Lender has made such portion available to the Administrative Agent on such Borrowing Date in accordance with subsection (a) of this Section 2.02, and the Administrative Agent may (but it shall not be required to), in reliance upon such assumption, make available to the Borrower on such date a corresponding amount. If and to the extent that such Lender shall not have so made such Loan available to the Administrative Agent, such Lender and the Borrower severally agree to repay to the Administrative Agent forthwith on demand such corresponding amount, together with interest thereon, for each day from the date such amount is made available to the Borrower until the date such amount is repaid to the Administrative Agent, at (i) in the case of the Borrower, the interest rate applicable at the time to Loans comprising such Borrowing and (ii) in the case of such Lender, the Federal Funds Effective Rate. If such Lender shall repay to the Administrative Agent such corresponding amount, such amount so repaid shall constitute such Lender’s Loan as part of such Borrowing for purposes of this Agreement.
(e)    The failure of any Lender to make the Loan to be made by it as part of any Borrowing shall not relieve any other Lender of its obligation, if any, hereunder to make its Loan on the date of such Borrowing, but no Lender shall be responsible for the failure of any other Lender to make the Loan to be made by such other Lender on the date of any Borrowing.
SECTION 2.03. [Reserved]
SECTION 2.04. Letters of Credit.
(a)    Subject to the terms and conditions hereof, each LC Issuing Bank agrees to issue Letters of Credit from time to time for the account of the Borrower (or to extend the stated maturity thereof or to amend or modify the terms thereof), in an aggregate stated amount not exceeding such LC Issuing Bank’s Fronting Commitment, up to a maximum aggregate stated amount for all Letters of Credit at any one time outstanding equal to the LC Commitment Amount, on not less than two Business Days’ prior notice thereof by delivery of (x) a Request for Issuance to the Administrative Agent and (y) such LC Issuing Bank’s standard form of Letter of Credit application for the requested Letter of Credit (including, for direct pay Letters of Credit, any reimbursement agreement or other standard form required by such LC Issuing Bank) to the letter of credit department of such LC Issuing Bank for the account of the Borrower. Each Letter of Credit shall be issued in a form acceptable to the applicable LC Issuing Bank. Each Request for Issuance shall specify (i) the identity of the applicable LC Issuing Bank, (ii) the date (which shall be a Business Day) of issuance of such Letter of Credit (or the date of effectiveness of such extension, modification or amendment) and the Stated Expiry Date thereof, (iii) the proposed stated amount of such Letter of Credit (which amount (A) shall not be less than $100,000 and (B) may be subject to any automatic increase and reinstatement provisions), (iv) the name and address of the beneficiary of such Letter of Credit and (v) a statement of drawing conditions applicable to such Letter of Credit, and if such Request for Issuance relates to an amendment or modification of a Letter of Credit, it shall be accompanied by the consent of the beneficiary of the Letter of Credit thereto (except in the case of an extension of the Stated Expiry Date of any Bond Letter of Credit where no consent of the beneficiary is required for such extension). If so requested by the Borrower, a Letter of Credit may provide that it is automatically renewable for additional one-year periods if subject to an ability of the applicable LC Issuing Bank to not renew by giving notice of the same to the beneficiary of such Letter of Credit. Each Request for Issuance shall be irrevocable unless modified or rescinded by the Borrower prior to the issuance by the applicable LC Issuing Bank of the requested Letter of Credit or prior to the effectiveness of the requested extension, modification or amendment to a Letter of Credit, as applicable. Upon fulfillment of the applicable conditions precedent and the other requirements set forth herein, the relevant LC Issuing Bank shall issue (or extend, amend or modify) such Letter of Credit and provide notice and a copy thereof to the Administrative Agent, which shall promptly furnish copies thereof to the Lenders that shall so request; provided that the LC Issuing Bank shall not issue or amend any Letter of Credit if such LC Issuing Bank has received notice from the Administrative Agent that the applicable conditions precedent have not been satisfied. The Existing Letters of Credit shall, as of the Closing Date, be deemed to have been issued as Letters of Credit hereunder and subject to and governed by the terms of this Agreement. (i) On the Closing Date with respect to all Existing Letters of Credit and (ii) upon the date of issuance with respect to all other Letters of Credit, each Lender shall be deemed, without further action by any party hereto, to have irrevocably and unconditionally purchased from such LC Issuing Bank without recourse a participation in such Letter of Credit equal to such Lender’s Commitment Percentage of the aggregate amount available to be drawn under such Letter of Credit. Each Lender’s participation obligations in respect of Existing Letters of Credit shall be governed by this Agreement. Upon each modification of a Letter of Credit by any LC Issuing Bank which modifies the aggregate amount available to be drawn under such Letter of Credit, such LC Issuing Bank and the Lenders shall be deemed, without further action by any party hereto, to have purchased or sold, as appropriate, participations in such Letter of Credit such that each Lender’s participation in such Letter of Credit shall equal such Lender’s Commitment Percentage of such modified aggregate amount available to be drawn under such Letter of Credit. Each Letter of Credit shall utilize the Commitment of each Lender by an amount equal to the amount of such participation. Without limiting the foregoing, any LC

Issuing Bank that issues a Bond Letter of Credit agrees that (i) all Bonds pledged to such LC Issuing Bank pursuant to any applicable Pledge Agreement or otherwise registered in the name of such LC Issuing Bank pursuant to the other Related Document will be held for the benefit of such LC Issuing Bank and the Lenders and (ii) to apply and/or remit all proceeds from the sale or remarketing of such Bonds in accordance with Section 2.17(f).
(b)    The Borrower may from time to time appoint one or more additional Lenders (with the consent of any such Lender, which consent may be withheld in the sole discretion of each Lender) to act, either directly or through an Affiliate of such Lender, as an LC Issuing Bank hereunder. Any such appointment and the terms thereof shall be evidenced in a separate written agreement executed by the Borrower and the relevant LC Issuing Bank, a copy of which agreement shall be delivered by the Borrower to the Administrative Agent. The Administrative Agent shall give prompt notice of any such appointment to the other Lenders. Upon such appointment, if and for so long as such Lender shall have any obligation to issue any Letter of Credit hereunder or any Letter of Credit issued by such Lender shall remain outstanding, such Lender shall be deemed to be, and shall have all the rights and obligations of, an “LC Issuing Bank” under this Agreement.
(c)    No Letter of Credit shall be requested, issued or modified hereunder if, after the issuance or modification thereof, (i) the Outstanding Credits would exceed the Commitments then scheduled to be in effect until the latest Termination Date, (ii) that portion of the LC Outstandings arising from Letters of Credit issued by an LC Issuing Bank would exceed the amount of such LC Issuing Bank’s Fronting Commitment or (iii) the LC Outstandings would exceed the LC Commitment Amount. No LC Issuing Bank shall be under any obligation to issue any Letter of Credit if any order, judgment or decree of any Governmental Authority shall by its terms purport to enjoin or restrain such LC Issuing Bank from issuing such Letter of Credit, or any law applicable to such LC Issuing Bank or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over such LC Issuing Bank shall prohibit, or request that the LC Issuing Bank refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon the LC Issuing Bank with respect to such Letter of Credit any restriction, reserve or capital requirement (for which the LC Issuing Bank is not otherwise compensated or required to be compensated hereunder), which restriction, reserve or capital requirement was not in effect on the date hereof, or shall impose upon the LC Issuing Bank any loss, cost or expense (not reimbursed or required to be reimbursed) that was not applicable on the date hereof and that the LC Issuing Bank in good faith deems material to it.
(d)    The Borrower hereby agrees to pay to the Administrative Agent for the account of each LC Issuing Bank and each Lender that has funded its participation in the reimbursement obligations of the Borrower pursuant to subsection (e) below, on demand made by such LC Issuing Bank to the Borrower, on and after each date on which such LC Issuing Bank shall pay any amount under any Letter of Credit issued by such LC Issuing Bank, a sum equal to the amount so paid (the “Reimbursement Amount”). Any Reimbursement Amount shall bear interest, payable on demand, from the date so paid by such LC Issuing Bank until repayment to such LC Issuing Bank in full at a fluctuating interest rate per annum equal to the interest rate applicable to Base Rate Loans plus, if any amount paid by such LC Issuing Bank under a Letter of Credit is not reimbursed by the Borrower within three Business Days, 2%. The Borrower may satisfy its obligation hereunder to repay the Reimbursement Amount by requesting a Borrowing under Section 2.02 (and which Borrowing shall be subject to the conditions in Section 2.02) in the amount of such Reimbursement Amount, and the proceeds of such Borrowing may be applied to satisfy the Borrower’s obligations to such LC Issuing Bank or the Lenders, as the case may be. The Borrower’s obligation to pay any Reimbursement Amount in respect of the Existing Letters of Credit shall be governed by the terms of this Agreement.
(e)    If any LC Issuing Bank shall not have been reimbursed in full for any Reimbursement Amount in respect of a Letter of Credit issued by such LC Issuing Bank on the date of such payment, such LC Issuing Bank shall give the Administrative Agent and each Lender prompt notice thereof (an “LC Payment Notice”) no later than 12:00 noon (New York City Time) on the Business Day immediately succeeding the date of such payment by such LC Issuing Bank. Each Lender shall fund the participation that such Lender purchased pursuant to Section 2.04(a) by paying to the Administrative Agent for the account of such LC Issuing Bank an amount equal to such Lender’s Commitment Percentage of such Reimbursement Amount paid by such LC Issuing Bank, plus interest on such amount at a rate per annum equal to the Federal Funds Effective Rate, for the first three days from the date of the payment by such LC Issuing Bank, and, thereafter, until the date of payment to such LC Issuing Bank by such Lender, at a rate of interest equal to the rate applicable to Base Rate Loans. Each such payment by a Lender shall be made not later than 3:00 P.M. (New York City Time) on the later to occur of (i) the Business Day immediately following the date of such payment by such LC Issuing Bank and (ii) the Business Day on which such Lender shall have received an LC Payment Notice from such LC Issuing Bank. Each Lender’s obligation to make each such payment to the Administrative Agent for the account of such LC Issuing Bank shall be several and shall not be affected by the occurrence or continuance of a Default or the failure of any other Lender to make any payment under this Section 2.04(e). Each Lender further agrees that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.
(f)    The failure of any Lender to make any payment to the Administrative Agent for the account of any LC Issuing Bank in accordance with subsection (e) above shall not relieve any other Lender of its obligation to make payment, but no Lender shall be responsible for the failure of any other Lender. If any Lender (a “non-performing Lender”) shall fail to make any payment to the Administrative Agent for the account of any LC Issuing Bank in accordance with subsection (e) above, then for so long as such failure shall continue, such LC Issuing Bank shall be deemed, for purposes of Sections 6.01 and 8.01 hereof, to be a Lender owed a Borrowing in an amount equal to the outstanding principal amount due and payable by such non-performing Lender to the Administrative Agent for the account of such LC Issuing Bank pursuant to subsection (e) above. Any non-performing Lender and the Borrower (without waiving any claim against such non-performing Lender for such non-performing Lender’s failure to fund its participation in the reimbursement obligations of the Borrower under subsection (e) above) severally agree to pay to the Administrative Agent for the account of such LC Issuing Bank forthwith on demand such amount, together with interest thereon for each day from the date such non-performing Lender would have funded its participation had it complied with the requirements of subsection (e) above until the date such amount is paid to the Administrative Agent at (i) in the case of the Borrower, the interest rate applicable at the time to Base Rate Loans plus, if any amount paid by such LC Issuing Bank under a Letter of Credit is not reimbursed by the Borrower within three Business Days, 2%, in accordance with Section

2.04(d), and (ii) in the case of such non-performing Lender, the Federal Funds Effective Rate, for the first three days and, thereafter, at a rate of interest equal to the rate applicable to Base Rate Loans.
(g)    The payment obligations of each Lender under Section 2.04(e) and of the Borrower under this Agreement in respect of any payment under any Letter of Credit shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including, without limitation, the following circumstances:
(i)    any lack of validity or enforceability of this Agreement or any other agreement or instrument relating thereto or to such Letter of Credit;
(ii)    any amendment or waiver of, or any consent to departure from, the terms of this Agreement or such Letter of Credit;
(iii)    the existence of any claim, set-off, defense or other right that the Borrower may have at any time against any beneficiary, or any transferee, of such Letter of Credit (or any Persons for whom any such beneficiary or any such transferee may be acting), any LC Issuing Bank, or any other Person, whether in connection with this Agreement, the transactions contemplated hereby, thereby or by such Letter of Credit, or any unrelated transaction;
(iv)    any statement or any other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;
(v)    payment in good faith by any LC Issuing Bank under the Letter of Credit issued by such LC Issuing Bank against presentation of a draft or certificate that does not comply with the terms of such Letter of Credit;
(vi)    the use that may be made of any Letter of Credit by, or any act or omission of, the beneficiary of any Letter of Credit (or any Person for which the beneficiary may be acting); or
(vii)    any other circumstance or happening whatsoever, whether or not similar to any of the foregoing.
(h)    Without limiting any other provision of this Section 2.04, for purposes of this Section 2.04 any LC Issuing Bank may rely upon any oral, telephonic, telegraphic, facsimile, electronic, written or other communication believed in good faith to have been authorized by the Borrower, whether or not given or signed by an authorized Person of the Borrower.
(i)    The Borrower assumes all risks of the acts and omissions of any beneficiary or transferee of any Letter of Credit. Neither any LC Issuing Bank, the Lenders nor any of their respective officers, directors, employees, agents or Affiliates shall be liable or responsible for, and the Borrower’s reimbursement obligation in respect of any Letter of Credit shall not be affected by, (i) the use that may be made of such Letter of Credit or any acts or omissions of any beneficiary or transferee thereof in connection therewith; (ii) the validity, sufficiency or genuineness of documents, or of any endorsement thereon, even if such documents should prove to be in any or all respects invalid, insufficient, fraudulent or forged; (iii) payment by any LC Issuing Bank against presentation of documents that do not comply with the terms of such Letter of Credit, including failure of any documents to bear any reference or adequate reference to such Letter of Credit; (iv) any dispute between or among the Borrower, any of its Affiliates, the beneficiary of any Letter of Credit or any financing institution or other party to whom any Letter of Credit may be transferred or any claims or defenses whatsoever of the Borrower or of its Affiliates against the beneficiary of any Letter of Credit or any such transferee; (v) any error, omission, interruption or delay in transmission, dispatch or delivery of any message or advice, however transmitted, in connection with any Letter of Credit; or (vi) any other circumstances whatsoever in making or failing to make payment under such Letter of Credit, except that the Borrower and each Lender shall have the right to bring suit against each LC Issuing Bank, and each LC Issuing Bank shall be liable to the Borrower and any Lender, to the extent of any direct, as opposed to consequential, damages suffered by the Borrower or such Lender that the Borrower or such Lender proves, in a court of competent jurisdiction by final and nonappealable judgment, were caused by such LC Issuing Bank’s willful misconduct or gross negligence. In furtherance and not in limitation of the foregoing, each LC Issuing Bank may accept sight drafts and accompanying certificates presented under the Letter of Credit issued by such LC Issuing Bank that appear on their face to be in substantial compliance with the terms and conditions of the Letter of Credit, without responsibility for further investigation, regardless of any notice or information to the contrary, and payment against such documents shall not constitute willful misconduct or gross negligence by such LC Issuing Bank. Notwithstanding the foregoing, no Lender shall be obligated to indemnify the Borrower for damages caused by any LC Issuing Bank’s willful misconduct or gross negligence.
(j)    In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any application or other agreement submitted by the Borrower to, or entered into by the Borrower with, an LC Issuing Bank relating to any Letter of Credit issued by such LC Issuing Bank (including, for the avoidance of doubt, any Existing Letter of Credit), the terms and conditions of this Agreement shall control. Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the stated amount of such Letter of Credit in effect at such time; provided, however, that with respect to any Letter of Credit that, by its terms or the terms of any application or other agreement related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.
(k)    Any LC Issuing Bank may resign at any time by giving written notice thereof to the Administrative Agent, Lenders, the other LC Issuing Banks (if any) and the Borrower, provided that (i) there are no Letters of Credit outstanding with respect to such LC Issuing Bank at such time or (ii) unless the Borrower shall have agreed otherwise, another Lender or Affiliate thereof reasonably acceptable to the Borrower has agreed to serve as an LC Issuing Bank and commits in writing to issue one or more Letters of Credit in an aggregate amount at least equal to those of the resigning LC Issuing Bank. After the resignation of an LC Issuing Bank hereunder, such resigning LC Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an LC Issuing Bank under this Agreement and the other Loan Documents with respect to Letters of Credit issued by it prior to such resignation, but shall not be required to issue additional Letters of Credit or to extend, renew or increase any existing Letter of Credit. Upon any such resignation, the Borrower and the resigning LC Issuing Bank may agree to replace or terminate any outstanding Letters of Credit issued by such LC Issuing Bank and to designate one or more Lenders as LC Issuing Banks to replace such LC Issuing Bank.
SECTION 2.05. Fees.
(a)    The Borrower agrees to pay to the Administrative Agent for the account of each Lender a commitment fee on the aggregate unused amount of such Lender’s Commitment (i) from the date hereof in the case of each Initial Lender and (ii) from the effective date specified in the Assignment and Assumption pursuant to which it became a Lender in the case of each other Lender, in each case, until the latest Termination Date applicable to such Lender, payable quarterly in arrears on the last day of each March, June, September and December, commencing September 30, 2017, and ending on such Termination Date. The commitment fee for any period will be equal to the Commitment Fee Rate in effect from time to time during such period, times an amount equal to the Commitments minus the aggregate principal amount of Loans and Letters of Credit outstanding during such period.
(b)    The Borrower agrees to pay the fees payable by the Borrower in such amounts and on such terms as set forth in the Fee Letters.
(c)    The Borrower agrees to pay to the Administrative Agent for the account of each Lender a fee (the “LC Fee”) on the average daily aggregate principal amount of each such Lender’s Commitment Percentage of the LC Outstandings (i) from the date hereof, in the case of each Initial Lender, and (ii) from the effective date specified in the Assignment and Assumption pursuant to which it became a Lender, in the case of each other Lender, in each case until the later to occur of (x) the Termination Date applicable to such Lender and (y) the date on which no Letters of Credit are outstanding, payable quarterly in arrears on the last day of each March, June, September and December (commencing on September 30, 2017), and on such later date, at a rate equal at all times to the Applicable Margin in effect from time to time for Eurodollar Rate Revolving Loans.
(d)    The Borrower agrees to pay to the Administrative Agent for the account of each LC Issuing Bank, (i) a fee (the “LC Fronting Fee”) equal to 0.20% of the stated amount of each Letter of Credit issued by such LC Fronting Bank hereunder, payable quarterly in arrears on the last day of each March, June, September and December (commencing on September 30, 2017) and ending on the Termination Date or such later date on which no such letter of credit issued by such LC Issuing Bank shall be outstanding, with the calculation based on the actual number of days elapsed in a year of 360 days and (ii) customary issuance, maintenance, drawing and administration fees in respect of such letters of credit.
(e)    The Borrower shall pay to the Administrative Agent, for its own account, the annual administrative fee at the times and in the amount set forth in the Agent Fee Letter.

SECTION 2.06. Extension of the Termination Date.
(a)    Not earlier than 90 days prior to, nor later than 30 days prior to, each of the first two anniversaries of the date hereof, the Borrower may request by written notice made to the Administrative Agent (which shall promptly notify the Lenders thereof) a one-year extension of the Termination Date applicable to each Lender. Each Lender shall notify the Administrative Agent by the date specified by the Administrative Agent (which date shall be a Business Day and shall not be less than 15 days prior to, nor more than 30 days prior to, the Extension Effective Date) that either (A) such Lender declines to consent to extending the Termination Date or (B) such Lender consents to extending the Termination Date. Any Lender not responding within the above time period shall be deemed to have declined to extend the Termination Date. The consent of a Lender to any such extension shall be in the sole discretion of such Lender. The Administrative Agent shall, after receiving the notifications from all of the Lenders or the expiration of such period, whichever is earlier, notify the Borrower and the Lenders of the results thereof. The Borrower may request no more than two extensions pursuant to this Section.
(b)    If any Lender declines, or is deemed to have declined, to consent to such request for extension (each a “Declining Lender”), the Borrower shall have the right to replace such Declining Lender with an Eligible Assignee in accordance with Section 2.20(b). Any Lender replacing a Declining Lender shall be deemed to have consented to such request for extension (regardless of when such replacement is effective) and shall not be deemed to be a Declining Lender.
(c)    If the Required Lenders have consented to the extension of the Termination Date, the Termination Date of each Lender that consented to the extension shall be extended to the date that is one year after such Lender’s then-effective Termination Date, effective as of the date to be determined by the Administrative Agent and the Borrower (the “Extension Effective Date”). On or prior to the Extension Effective Date, the Borrower shall deliver to the Administrative Agent, in form and substance reasonably satisfactory to the Administrative Agent (i) the resolutions of the Borrower authorizing such extension and all Governmental Approvals (if any) required in connection with such extension, certified as being in effect as of the Extension Effective Date and the related incumbency certificate of the Borrower, (ii) a favorable opinion of counsel for the Borrower as to such matters as any Lender through the Administrative Agent may reasonably request and (iii) a certificate of the Borrower stating that on and as of such Extension Effective Date, and after giving effect to the extension to be effective on such date, all conditions precedent to an Extension of Credit under Section 3.02 are satisfied. On each Extension Effective Date, each Declining Lender being replaced by the Borrower pursuant to Section 2.06(b) shall have received payment in full of the principal amount of all Loans outstanding owing to such Declining Lender and all interest thereon and all fees and other amounts (including, without limitation, any amounts payable pursuant to Section 8.04(c)) payable to such Declining Lender accrued through such Extension Effective Date. Promptly following such Extension Effective Date, the Administrative Agent shall distribute an amended Schedule I to this Agreement (which shall thereafter be incorporated into this Agreement) to reflect any changes in the Lenders, the Commitments and each Lender’s Commitment Percentage as of such Extension Effective Date.

(d)    Each LC Issuing Bank may, in its sole discretion, elect not to serve in such capacity following any extension of the Termination Date; provided that (i) the Borrower and the Administrative Agent may appoint a replacement for such resigning LC Issuing Bank, as the case may be, and (ii) whether such replacement is appointed shall not otherwise affect the extension of the Termination Date.
SECTION 2.07. Increase of the Commitments.
(a)    The Borrower may, from time to time, request by written notice to the Administrative Agent to increase the Commitments by a maximum aggregate amount for all such increases of up to $200,000,000, by designating one or more Lenders or other financial institutions (that will become Lenders), in each case, meeting the requirements set forth in the definition of Eligible Assignee, that agree to accept all or a portion of such additional Commitments (each a “Designated Lender”).
(b)    The Administrative Agent shall promptly notify the Designated Lenders of the Borrower’s request pursuant to subsection (a) above. Each Designated Lender shall notify the Administrative Agent by the date specified by the Administrative Agent (which date shall be a Business Day) that either (A) such Designated Lender declines to accept its additional Commitments or (B) such Designated Lender consents to accept the offered Commitments. Any Designated Lender not responding on or prior to the date specified by the Administrative Agent shall be deemed to have declined to accept the offered Commitments. The Administrative Agent shall, after receiving the notifications from all of the Designated Lenders or following the date specified in the notice to such Designated Lenders, whichever is earlier, notify the Borrower and the Lenders of the results thereof and the effective date of any additional Commitments. The effectiveness of such additional Commitments shall be subject to the condition precedent that the Borrower shall have delivered to the Administrative Agent (i) the resolutions of the Borrower authorizing such additional Commitments and all Governmental Approvals (if any) required in connection with such additional Commitments, certified as being in effect as of the effective date of such additional Commitments, (ii) a favorable opinion of counsel for the Borrower as to such matters as any Lender through the Administrative Agent may reasonably request and (iii) a certificate signed by a duly authorized officer of the Borrower, dated as of the effective date of such additional Commitments, stating that all conditions precedent to an Extension of Credit have been satisfied on and as of such effective date.
(c)    Promptly following the effective date of any Commitment increase pursuant to this Section 2.07, (i) the Administrative Agent shall distribute an amended Schedule I to this Agreement (which shall thereafter be incorporated into this Agreement) to reflect any changes in Lenders, the Commitments and each Lender’s Commitment Percentage as of such effective date and (ii) the Borrower shall prepay the outstanding Borrowings (if any) in full, and shall simultaneously make new Borrowings hereunder in an amount equal to such prepayment, so that, after giving effect thereto, the Borrowings are held ratably by the Lenders in accordance with their respective Commitments (after giving effect to such Commitment increase). Prepayments made under this clause (c) shall not be subject to the notice requirements of Section 2.14.
(d)    Notwithstanding any provision contained herein to the contrary, from and after the date of any Commitment increase and the making of any Loans on such date pursuant to clause (c)(ii) above, all calculations and payments of fees and of interest on the Loans shall take into account the actual Commitment of each Lender and the principal amount outstanding of each Loan made by such Lender during the relevant period of time.
SECTION 2.08. Termination or Reduction of the Commitments.
(a)    The Borrower shall have the right, upon at least three Business Days’ notice to the Administrative Agent, to terminate in whole or reduce ratably in part the Available Commitments, provided that (i) each partial reduction shall be in the aggregate amount of $10,000,000 or an integral multiple of $5,000,000 in excess thereof and (ii) no such termination or reduction shall be made that would reduce the aggregate Commitments to an amount less than the Outstanding Credits on the date of such termination or reduction. Subject to the foregoing, any reduction of the Commitments to an amount below $300,000,000 shall also result in a reduction of the LC Commitment Amount to the extent of such deficit (and if such reduction would cause the LC Commitment Amount to be less than the aggregate Fronting Commitments, with automatic reductions in the amount of each Fronting Commitment ratably in proportion to the amount of such reduction of the LC Commitment Amount unless, in the case of any LC Issuing Bank, such LC Issuing Bank consents otherwise). Each such notice of termination or reduction shall be irrevocable; provided, however, that a notice of termination delivered pursuant to this Section 2.08 may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the effective date specified in the notice of termination) if such condition is not satisfied.
(b)    The Borrower may terminate the unused amount of the Commitment of any Lender that is a Defaulting Lender upon not less than three Business Days’ prior notice to the Administrative Agent (which shall promptly notify the Lenders thereof), and in such event the provisions of Section 2.21(a)(ii) will apply to all amounts thereafter paid by the Borrower for the account of such Defaulting Lender under this Agreement (whether on account of principal, interest, fees, indemnity or other amounts); provided that (i) no Event of Default shall have occurred and be continuing, and (ii) such termination shall not be deemed to be a waiver or release of any claim the Borrower, the Administrative Agent, any LC Issuing Bank or any Lender may have against such Defaulting Lender.
(c)    The Commitment of each Lender shall automatically terminate on the Termination Date applicable to such Lender as provided in Section 2.06.
(d)    Once terminated, a Commitment or any portion thereof may not be reinstated.
SECTION 2.09. Repayment of Loans.
(a)    The Borrower shall repay to the Administrative Agent for the account of each Lender on the Termination Date applicable to such Lender the aggregate principal amount of the Revolving Loans made to the Borrower by such Lender then outstanding. Without limiting the foregoing, the Borrower shall also repay (to the Administrative Agent for the account of the Lenders) Revolving Loans, in each ease, to the extent and at the time required pursuant to the terms of any applicable Governmental Approval relating to the Borrower’s ability to incur Debt.

(b)    If at any time the aggregate principal amount of Outstanding Credits exceeds the Commitments, the Borrower shall pay or prepay so much of the Borrowings and/or Cash Collateralize the LC Outstandings as shall be necessary in order that the Outstanding Credits minus the principal amount of Cash Collateral securing the LC Outstandings will not exceed the Commitments.
SECTION 2.10. Evidence of Indebtedness.
(a)    Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness to such Lender resulting from each Loan made by such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time under this Agreement.
(b)    The Administrative Agent shall maintain accounts in which it will record (i) the amount of each Loan made hereunder, the Type of each Loan made and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder from the Borrower and each Lender’s share thereof.
(c)    The entries made in the accounts maintained pursuant to subsections (a) and (b) of this Section 2.10 shall, to the extent permitted by Applicable Law, be prima facie evidence of the existence and amounts of the obligations therein recorded; provided, however, that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligations of the Borrower to repay the Loans and interest thereon in accordance with their terms.
(d)    Any Lender may request that any Loans made by it be evidenced by one or more promissory notes. In such event, the Borrower shall prepare, execute and deliver to such Lender one or more promissory notes payable to such Lender (or, if requested by such Lender, to such Lender and its assignees) and in a form reasonably satisfactory to the Administrative Agent. Thereafter, the Loans evidenced by such promissory notes and interest thereon shall at all times (including after assignment pursuant to Section 8.07) be represented by one or more promissory notes in such form payable to the payee named therein.
SECTION 2.11. Interest on Loans.
The Borrower shall pay interest on the unpaid principal amount of each Loan from the date of such Loan until such principal amount shall be paid in full, at the following rates per annum:
(a)    Base Rate Loans. During such periods as such Loan is a Base Rate Revolving Loan, a rate per annum equal at all times to the sum of (x) the Base Rate plus (y) the Applicable Margin for Base Rate Loans in effect from time to time, payable in arrears quarterly on the last day of each March, June, September and December during such periods and on the date such Base Rate Loan shall be Converted or paid in full.

(b)    Eurodollar Rate Revolving Loans. During such periods as such Revolving Loan is a Eurodollar Rate Revolving Loan, a rate per annum equal at all times during each Interest Period for such Revolving Loan to the sum of (x) the Eurodollar Rate for such Interest Period for such Revolving Loan plus (y) the Applicable Margin for Eurodollar Rate Revolving Loans in effect from time to time, payable in arrears on the last day of such Interest Period and, if such Interest Period has a duration of more than three months, on each day that occurs during such Interest Period every three months from the first day of such Interest Period and on the date such Eurodollar Rate Revolving Loan shall be Converted or paid in full.
(c)    Additional Interest on Eurodollar Rate Revolving Loans. The Borrower shall pay to each Lender, so long as such Lender shall be required under regulations of the Board of Governors of the Federal Reserve System to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency Liabilities, additional interest on the unpaid principal amount of each Eurodollar Rate Revolving Loan of such Lender, from the date of such Revolving Loan until such principal amount is paid in full, at an interest rate per annum equal at all times to the remainder obtained by subtracting (i) the Eurodollar Rate for the Interest Period for such Revolving Loan from (ii) the rate obtained by dividing such Eurodollar Rate by a percentage equal to 100% minus the Eurodollar Rate Reserve Percentage of such Lender for such Interest Period, payable on each date on which interest is payable on such Revolving Loan. Such additional interest shall be determined by such Lender and notified to the Borrower through the Administrative Agent.
SECTION 2.12. Interest Rate Determination.
(a)    The Administrative Agent shall give prompt notice to the Borrower and the Lenders of the applicable interest rate determined by the Administrative Agent for purposes of Section 2.11(a) or (b), and, if applicable, the rate for the purpose of determining the applicable interest rate under Section 2.11(c).
(b)    If, with respect to any Eurodollar Rate Revolving Loans, (i) the Required Lenders notify the Administrative Agent that the Eurodollar Rate for any Interest Period for such Revolving Loans will not adequately reflect the cost to such Required Lenders of making, funding or maintaining their respective Eurodollar Rate Revolving Loans for such Interest Period, or (ii) the Administrative Agent determines that adequate and fair means do not exist for ascertaining the applicable interest rate on the basis provided for in the definition of Eurodollar Rate, the Administrative Agent shall forthwith so notify the Borrower and the Lenders, whereupon (A) each Eurodollar Rate Revolving Loan will automatically, on the last day of the then existing Interest Period therefor, Convert into a Base Rate Revolving Loan, and (B) the obligation of the Lenders to make, or to Convert Revolving Loans into, Eurodollar Rate Revolving Loans shall be suspended until the Administrative Agent shall notify the Borrower and the Lenders that the circumstances causing such suspension no longer exist.
SECTION 2.13. Conversion of Revolving Loans.
(a)    Voluntary. The Borrower may on any Business Day, upon notice given to the Administrative Agent not later than 12:00 noon (New York City Time) on the third Business Day prior to the date of the proposed Conversion and subject to the provisions of Sections 2.12 and 2.16, Convert all or any part of Revolving Loans of one Type comprising the same Borrowing into Revolving Loans of the other Type or of the same Type but having a new Interest Period; provided, however, that any Conversion of Eurodollar Rate Revolving Loans into Base Rate Revolving Loans shall be made only on the last day of an Interest Period for such Eurodollar Rate Revolving Loans, any Conversion of Base Rate Revolving Loans into Eurodollar Rate Revolving Loans shall be in an amount not less than the minimum amount specified in Section 2.02(b) and no Conversion of any Revolving Loans shall result in more separate Borrowings than permitted under Section 2.02(b). Each such notice of a Conversion shall, within the restrictions specified above, specify (i) the date of such Conversion, (ii) the Revolving Loans to be Converted, and (iii) if such Conversion is into Eurodollar Rate Revolving Loans, the duration of the initial Interest Period for each such Revolving Loan. Each notice of Conversion shall be irrevocable and binding on the Borrower.
(b)    Mandatory.
(i)    If the Borrower shall fail to select the Type of any Revolving Loan or the duration of any Interest Period for any Borrowing comprising Eurodollar Rate Revolving Loans in accordance with the provisions contained in the definition of “Interest Period” in Section 1.01 and Section 2.13(a), or if any proposed Conversion of a Borrowing that is to comprise Eurodollar Rate Revolving Loans upon Conversion shall not occur as a result of the circumstances described in subsection (c) below, or if an Event of Default has occurred and is continuing and Eurodollar Rate Revolving Loans are outstanding, the Administrative Agent will forthwith so notify the Borrower and the Lenders, and (i) such Revolving Loans will automatically, on the last day of the then existing Interest Period therefor, Convert into Base Rate Loans and (ii) the obligation of the Lenders to make, or to Convert Revolving Loans into, Eurodollar Rate Revolving Loans shall be suspended.
(ii)    On the date on which the aggregate unpaid principal amount of Eurodollar Rate Revolving Loans comprising any Borrowing shall be reduced, by payment or prepayment or otherwise, to less than $10,000,000, such Revolving Loans shall automatically Convert into Base Rate Revolving Loans.
(c)    Failure to Convert. Each notice of Conversion given pursuant to subsection (a) above shall be irrevocable and binding on the Borrower. In the case of any Borrowing that is to comprise Eurodollar Rate Revolving Loans upon Conversion, the Borrower agrees to indemnify each Lender against any loss, cost or expense incurred by such Lender if, as a result of the failure of the Borrower to satisfy any condition to such Conversion (including, without limitation, the occurrence of any Default), such Conversion does not occur. The Borrower’s obligations under this subsection (c) shall survive the repayment of all other amounts owing to the Lenders and the Administrative Agent under this Agreement and the termination of the Commitments.
(d)    Limitation on Certain Conversions. Notwithstanding any other provision of this Agreement to the contrary, the Borrower may not borrow Revolving Loans at the Eurodollar Rate or Convert Revolving Loans resulting in Eurodollar Rate Revolving Loans at any time an Event of Default has occurred and is continuing.

SECTION 2.14. Optional Prepayments of Loans.
The Borrower may prepay Loans, (i) upon at least two Business Days’ notice, in the case of Eurodollar Rate Revolving Loans, and (ii) upon notice not later than 12:00 noon (New York City Time) on the date of prepayment, in the case of Base Rate Revolving Loans, to the Administrative Agent stating the proposed date and aggregate principal amount of the prepayment, and, if such notice is given, the Borrower shall prepay the outstanding principal amount of the Loans comprising part of the same Borrowing in whole or ratably in part, without penalty, together with accrued interest to the date of such prepayment on the principal amount prepaid; provided, however, that (x) each partial prepayment shall be in an aggregate principal amount of $1,000,000 or an integral multiple of $100,000 in excess thereof and (y) in the event of any such prepayment of a Eurodollar Rate Loan, the Borrower shall be obligated to reimburse the Lenders in respect thereof pursuant to Section 8.04(c).
SECTION 2.15. Increased Costs.
(a)    Increased Costs Generally. If any Change in Law shall:
(i)    impose, modify or deem applicable any reserve, assessment, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement reflected in the Eurodollar Rate Reserve Percentage) or any LC Issuing Bank;
(ii)    other than (A) Indemnified Taxes and (B) Excluded Taxes, subject any Recipient to any Taxes on, or change the basis of taxation of payments to any Recipient in respect of, its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or
(iii)    impose on any Lender or any LC Issuing Bank or the London interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or Loans made by such Lender or any Letter of Credit or participation therein;
and the result of any of the foregoing shall be to increase the cost to such Lender or such other Recipient of making, converting to, continuing or maintaining any Loan or of maintaining its obligation to make any such Loan, or to increase the cost to such Lender, such LC Issuing Bank or such other Recipient of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender, LC Issuing Bank or other Recipient hereunder (whether of principal, interest or any other amount) then, upon the good faith request of such Lender, LC Issuing Bank or other Recipient, the Borrower will pay to such Lender, LC Issuing Bank or other Recipient, as the case may be, such additional amount or amounts as will compensate such Lender, LC Issuing Bank or other Recipient, as the case may be, for such additional costs incurred or reduction suffered.

(b)    Capital Requirements. If any Lender or LC Issuing Bank determines that any Change in Law affecting such Lender or LC Issuing Bank or any lending office of such Lender or such Lender’s or LC Issuing Bank’s holding company, if any, regarding capital or liquidity requirements, has or would have the effect of reducing the rate of return on such Lender’s or LC Issuing Bank’s capital or on the capital of such Lender’s or LC Issuing Bank’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by any LC Issuing Bank, to a level below that which such Lender or LC Issuing Bank or such Lender’s or LC Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or LC Issuing Bank’s policies and the policies of such Lender’s or LC Issuing Bank’s holding company with respect to capital adequacy and liquidity), then from time to time the Borrower will pay to such Lender or LC Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or LC Issuing Bank or such Lender’s or LC Issuing Bank’s holding company for any such reduction suffered.
(c)    Certificates for Reimbursement. A certificate of a Lender or LC Issuing Bank setting forth the amount or amounts necessary to compensate such Lender or LC Issuing Bank or its holding company, as the case may be, as specified in subsection (a) or (b) of this Section and delivered to the Borrower, shall be conclusive absent manifest error. The Borrower shall pay such Lender or LC Issuing Bank, as the case may be, promptly upon demand the amount shown as due on any such certificate.
(d)    Delay in Requests. Failure or delay on the part of any Lender or LC Issuing Bank to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or LC Issuing Bank’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender or LC Issuing Bank pursuant to this Section for any increased costs incurred or reductions suffered more than 180 days prior to the date that such Lender or LC Issuing Bank, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions, and of such Lender’s or LC Issuing Bank’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof).
SECTION 2.16. Illegality.
If due to any Change in Law it shall become unlawful or impossible for any Lender (or its Eurodollar Lending Office) to make, maintain or fund its Eurodollar Rate Revolving Loans, and such Lender shall so notify the Administrative Agent, the Administrative Agent shall forthwith give notice thereof to the other Lenders and the Borrower, whereupon, until such Lender notifies the Borrower and the Administrative Agent that the circumstances giving rise to such suspension no longer exist, the obligation of such Lender to make Eurodollar Rate Revolving Loans, or to Convert outstanding Revolving Loans into Eurodollar Rate Revolving Loans, shall be suspended. Before giving any notice to the Administrative Agent pursuant to this Section 2.16, such Lender shall use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions applicable to such Lender) to designate a different Eurodollar Lending Office if such designation would avoid the need for giving such notice and would not, in the judgment of such Lender, be otherwise disadvantageous to such Lender. If such notice is given, each Eurodollar Rate Revolving Loan of such Lender then outstanding shall be converted to a Base Rate Revolving Loan either (i) on the last day of the then current Interest Period applicable to such Eurodollar Rate Revolving Loan if such Lender may lawfully continue to maintain and fund such Revolving Loan to such day or (ii) immediately if such Lender shall determine that it may not lawfully continue to maintain and fund such Revolving Loan to such day.
SECTION 2.17. Payments and Computations.
(a)    The Borrower shall make each payment to be made by it hereunder not later than 1:00 P.M. (New York City Time) on the day when due in Dollars to the Administrative Agent at the Agent’s Account in same day funds without condition or deduction for any counterclaim, defense, recoupment or setoff. The Administrative Agent will promptly thereafter cause to be distributed like funds relating to the payment of principal or interest or commitment fees ratably (other than amounts payable pursuant to Section 2.02(c), 2.06, 2.11(c), 2.13(c), 2.15, 2.18, 2.21 or 8.04(c)) to the Lenders for the account of their respective Applicable Lending Offices, and like funds relating to the payment of any other amount payable to any Lender to such Lender for the account of its Applicable Lending Office, in each case to be applied in accordance with the terms of this Agreement. Upon its acceptance of an Assignment and Assumption and recording of the information contained therein in the Register pursuant to Section 8.07(c), from and after the effective date specified in such Assignment and Assumption, the Administrative Agent shall make all payments hereunder in respect of the interest assigned thereby to the Lender assignee thereunder, and the parties to such Assignment and Assumption shall make all appropriate adjustments in such payments for periods prior to such effective date directly between themselves.
(b)    The Borrower hereby authorizes each Lender, if and to the extent payment owed to such Lender is not made when due hereunder, after any applicable grace period, to charge from time to time against any or all of the Borrower’s accounts with such Lender any amount so due.
(c)    All computations of interest based on the rate referred to in clause (i) of the definition of the “Base Rate” contained in Section 1.01 shall be made by the Administrative Agent on the basis of a year of 365 or 366 days, as the case may be, and all computations of interest based on the Eurodollar Rate, the Federal Funds Effective Rate, NYFRB Rate or the rate referred to in clause (iii) of the definition of the “Base Rate” and of commitment fees and LC Fees shall be made by the Administrative Agent on the basis of a year of 360 days, in each case for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest, commitment fees or LC Fees are payable. Each determination by the Administrative Agent of an interest rate hereunder shall be conclusive and binding for all purposes, absent manifest error.
(d)    Whenever any payment hereunder shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest or commitment fees, as the case may be; provided, however, that, if such extension would cause payment of interest on or principal of Eurodollar Rate Revolving Loans to be made in the next following calendar month or on a date after the Termination Date, such payment shall be made on the next preceding Business Day.
(e)    Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to a Lender hereunder that the Borrower will not make such payment in full, the Administrative Agent may assume that the Borrower has made such payment in full to the Administrative Agent on such date, and the Administrative Agent may, in reliance upon such assumption, cause to be distributed to each Lender on such due date an amount equal to the amount then due such Lender. If and to the extent that the Borrower shall not have so made such payment in full to the Administrative Agent, each Lender shall repay to the Administrative Agent forthwith on demand such amount distributed to such Lender together with interest thereon, for each day from the date such amount is distributed to such Lender until the date such Lender repays such amount to the Administrative Agent, at the Federal Funds Effective Rate.
(f)    Notwithstanding anything to the contrary set forth in subsection (a) above or Section 2.04(d), the Borrower may pay, or cause to be paid pursuant to the applicable Related Documents, the Reimbursement Amount with respect to any drawing under a Bond Letter of Credit directly to the LC Issuing Bank that issued such Bond Letter of Credit. Upon receipt of any such payment, such LC Issuing Bank will promptly (i) (A) apply such payment to that portion of such Reimbursement Amount participations in which have not been funded by the Lenders under Section 2.04(e) and (B) remit the balance of such payment to the Administrative Agent for further payment to the Lenders that have funded participations in such Reimbursement Amount pursuant to Section 2.04(e), or (ii) if such Reimbursement Amount has been financed with Borrowings, remit such payment to the Administrative Agent, which will apply such payment to the prepayment of Borrowings in a principal amount equal to the principal amount of such Reimbursement Amount so financed. The Administrative Agent shall select the Borrowings to be prepaid pursuant to clause (ii) above in a manner that will mitigate, to the extent practical, the Borrower’s obligations under Section 8.04(c) with respect to such prepayment.
SECTION 2.18. Taxes.
(a)    Defined Terms. For purposes of this Section 2.18 and for the avoidance of doubt, the term “Lender” includes any LC Issuing Bank and the term “Applicable Law” includes FATCA.
(b)    Payments Free of Taxes. Any and all payments by or on account of any obligation of the Borrower under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by Applicable Law. If any Applicable Law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with Applicable Law and, if such Tax is an Indemnified Tax, then the sum payable by the Borrower shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.
(c)    Payment of Other Taxes by the Borrower. The Borrower shall timely pay to the relevant Governmental Authority in accordance with Applicable Law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.
(d)    Indemnification by the Borrower. The Borrower shall indemnify each Recipient, within 30 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.
(e)    Indemnification by the Lenders. Each Lender shall severally indemnify the Administrative Agent, within 30 days after demand therefor, for any Indemnified Taxes attributable to such Lender (but only to the extent that the Borrower has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Borrower to do so). Each Lender shall severally indemnify the Administrative Agent and the Borrower, within 30 days after demand therefor, for (i) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 8.07(d) relating to the maintenance of a Participant Register and (ii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent or the Borrower in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent or the Borrower shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent or the Borrower to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent or the Borrower to the Lender from any other source against any amount due to the Administrative Agent or the Borrower under this subsection (e).
(f)    Evidence of Payments. As soon as practicable after any payment of Taxes by the Borrower to a Governmental Authority pursuant to this Section 2.18, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.
(g)    Status of Lenders. (i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by Applicable Law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.18(g)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.
(i)    Without limiting the generality of the foregoing,
(A)    any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), an executed IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B)    any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:

(i)    in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, an executed IRS Form W-8BEN-E or IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, an executed IRS Form W-8BEN-E or IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(ii)    an executed IRS Form W-8ECI;

(iii)    in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Internal Revenue Code, (x) a certificate substantially in the form of Exhibit F-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Internal Revenue Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Internal Revenue Code (a “U.S. Tax Compliance Certificate”) and (y) an executed IRS Form W-8BEN-E or IRS Form W-8BEN; or

(iv)    to the extent a Foreign Lender is not the beneficial owner, an executed IRS Form W-8IMY, accompanied by an executed IRS Form W-8ECI, IRS Form W-8BEN-E or IRS Form W-8BEN, a U.S. Tax Compliance Certificate substantially in the form of Exhibit F-2 or Exhibit F-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit F-4 on behalf of each such direct and indirect partner;

(C)    any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of any other form prescribed by Applicable Law as a basis for claiming exemption from or a reduction in withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by Applicable Law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(D)    if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Internal Revenue Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by Applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Internal Revenue Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(h)    Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.18 (including by the payment of additional amounts pursuant to this Section 2.18), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all reasonable out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant

Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this subsection (h) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this subsection (h), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this subsection (h) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This subsection shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.
(i)    Survival. Each party’s obligations under this Section 2.18 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.
SECTION 2.19. Sharing of Payments, Etc.
If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or other obligations hereunder resulting in such Lender receiving payment of a proportion of the aggregate amount of its Loans and accrued interest thereon or other such obligations greater than its Commitment Percentage thereof as provided herein, then the Lender receiving such greater proportion shall (i) notify the Administrative Agent of such fact, and (ii) purchase (for cash at face value) participations in the Loans and such other obligations of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and other amounts owing them; provided that:
(A)    if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(B)    the provisions of this Section shall not be construed to apply to (x) any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender and any payment made pursuant to Section 2.02(c), 2.06, 2.11(c), 2.13(c), 2.15, 2.18, 2.21 or 8.04(c) or, in respect of Eurodollar Rate Revolving Loans converted into Base Rate Revolving Loans, pursuant to Section 2.16), or (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in LC Outstandings to any assignee or participant, other than to the Borrower or any Subsidiary thereof (as to which the provisions of this Section shall apply).

The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under Applicable Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.
SECTION 2.20. Mitigation Obligations; Replacement of Lenders.
(a)    Designation of a Different Lending Office. If any Lender requests compensation under Section 2.15, or if the Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.18, then such Lender shall (at the request of the Borrower) use reasonable efforts to designate a different Applicable Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or Affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.15 or 2.18, as the case may be, in the future, and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.
(b)    Replacement of Lenders. If any Lender requests compensation under Section 2.15, or if the Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.18 and, in each case, such Lender has declined or is unable to designate a different Applicable Lending Office in accordance with subsection (a) above, or if any Lender is a Declining Lender, a Defaulting Lender or a Non-Consenting Lender, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 8.07), all of its interests, rights (other than its existing rights to payments pursuant to Section 2.15 or Section 2.18) and obligations under this Agreement and the related Loan Documents to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if such Lender accepts such assignment); provided that:
(i)    the Borrower shall have paid to the Administrative Agent the assignment fee (if any) specified in Section 8.07(b)(iv);
(ii)    such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and any participations in Letters of Credit funded pursuant to Section 2.04(e), together with all applicable accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 8.04(c)) from the assignee (to the extent of such outstanding principal amounts and accrued interest and fees) or the Borrower (in the case of all other amounts);
(iii)    in the case of any such assignment resulting from a claim for compensation under Section 2.15 or payments required to be made pursuant to

Section 2.18, such assignment will result in a reduction in such compensation or payments thereafter;
(iv)    such assignment shall not conflict with Applicable Law;
(v)    in the case of any assignment resulting from a Lender becoming a Declining Lender or a Non-Consenting Lender, the applicable assignee shall have consented to the applicable extension, amendment, waiver or consent; and
(vi)    No Default shall have occurred and be continuing.
A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.
SECTION 2.21. Defaulting Lenders.
(a)    Defaulting Lender Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by Applicable Law:
(i)    Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of Required Lenders and in Section 8.01.
(ii)    Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article 6.01 or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 8.05 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to any LC Issuing Bank hereunder; third, to Cash Collateralize the LC Issuing Banks’ Fronting Exposure with respect to such Defaulting Lender in accordance with Section 2.22; fourth, as the Borrower may request (so long as no Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Borrower, to be held in a deposit account and released pro rata in order (x) to satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement and (y) to Cash Collateralize the LC Issuing Banks’ future Fronting Exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement, in accordance with Section 2.22; sixth, to the payment of any amounts owing to the Lenders or the LC Issuing Banks as a result of any judgment of a court of competent jurisdiction obtained by any Lender or the LC Issuing Banks against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or LC Outstandings in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made or the related Letters of Credit were issued at a time when the conditions set forth in Section 3.02 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and LC Outstandings owed to, all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or LC Outstandings owed to, such Defaulting Lender until such time as all Loans and funded and unfunded participations in LC Outstandings are held by the Lenders pro rata in accordance with the Commitments without giving effect to Section 2.21(a)(iv). Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 2.21(a)(ii) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.
(iii)    Certain Fees. (A) No Defaulting Lender shall be entitled to receive any commitment fee for any period during which that Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender).
(B)    Each Defaulting Lender shall be entitled to receive LC Fees for any period during which that Lender is a Defaulting Lender only to the extent allocable to its Commitment Percentage of the LC Outstandings for which it has provided Cash Collateral pursuant to Section 2.22.

(C)    With respect to any LC Fee not required to be paid to any Defaulting Lender pursuant to clause (B) above, the Borrower shall (x) pay to each Non-Defaulting Lender that portion of any such LC Fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s participation in LC Outstandings that has been reallocated to such Non-Defaulting Lender pursuant to clause (iv) below, (y) pay to each LC Issuing Bank, as applicable, the amount of any such LC Fee otherwise payable to such Defaulting Lender to the extent allocable to such LC Issuing Bank’s Fronting Exposure to such Defaulting Lender, and (z) not be required to pay the remaining amount of any such LC Fee.

(iv)    Reallocation of Participations to Reduce Fronting Exposure. All or any part of such Defaulting Lender’s participation in LC Outstandings shall be reallocated among the Non-Defaulting Lenders in accordance with their respective Commitment Percentages (calculated without regard to such Defaulting Lender’s Commitment) but only to the extent that (x) such reallocation does not cause the aggregate Outstanding Credits of any Non-Defaulting Lender to exceed such Non-Defaulting Lender’s Commitment and (y) such reallocation does not cause the aggregate Outstanding Credits of all Non-Defaulting Lenders to exceed the Commitments of all Non-Defaulting Lenders. Subject to Section 8.16, no reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.
(v)    Reduction of Available Commitments. The Borrower may terminate the Available Commitment of any Lender that is a Defaulting Lender in accordance with Section 2.08(b).
(b)    Defaulting Lender Cure. If the Borrower, the Administrative Agent and each LC Issuing Bank agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans and funded and unfunded participations in LC Outstandings to be held pro rata by the Lenders in accordance with the Commitments (without giving effect to Section 2.21(a)(iv)), whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed in writing by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.
(c)    New Letters of Credit. So long as any Lender is a Defaulting Lender, no LC Issuing Bank shall be required to issue, extend, renew or increase any Letter of Credit unless it is satisfied that it will have no Fronting Exposure after giving effect thereto.
(d)    Bankruptcy Event or Bail-In Action of a Parent Company. If (i) a Bankruptcy Event or Bail-In Action with respect to a direct or indirect parent company of any Lender shall occur following the date hereof and for so long as such event shall continue or (ii) any LC Issuing Bank has a good faith belief that any Lender has defaulted in fulfilling its obligations under one or more other agreements in which such Lender commits to extend credit, no LC Issuing Bank shall be required to issue, extend, renew or increase any Letter of Credit, unless such LC Issuing Bank shall have entered into arrangements with the Borrower or such Lender, satisfactory to such LC Issuing Bank to defease any risk to it in respect of such Lender hereunder.
SECTION 2.22. Cash Collateral.
At any time that there shall exist a Defaulting Lender, within one Business Day following the written request of the Administrative Agent or any LC Issuing Bank (with a copy to the Administrative Agent) the Borrower shall Cash Collateralize the LC Issuing Banks’ Fronting Exposure with respect to such Defaulting Lender (determined after giving effect to Section 2.21(a)(iv) and any Cash Collateral provided by such Defaulting Lender) in an amount not less than the Minimum Collateral Amount.

(i)    Grant of Security Interest. The Borrower, and to the extent provided by any Defaulting Lender, such Defaulting Lender, hereby grants to the Administrative Agent, for the benefit of the LC Issuing Banks, and agrees to maintain, a first priority security interest in all such Cash Collateral as security for the Defaulting Lenders’ obligation to fund participations in respect of LC Outstandings, to be applied pursuant to paragraph (ii) below. If at any time the Administrative Agent determines that Cash Collateral is subject to any right or claim of any Person other than the Administrative Agent and the LC Issuing Banks as herein provided, or that the total amount of such Cash Collateral is less than the Minimum Collateral Amount, the Borrower will, promptly upon demand by the Administrative Agent, pay or provide to the Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency (after giving effect to any Cash Collateral provided by the Defaulting Lender).
(ii)    Application. Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under this Section 2.22 or Section 2.21 in respect of Letters of Credit shall be applied to the satisfaction of the Defaulting Lender’s obligation to fund participations in respect of LC Outstandings (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) for which the Cash Collateral was so provided, prior to any other application of such property as may otherwise be provided for herein.
(iii)    Termination of Requirement. Cash Collateral (or the appropriate portion thereof) provided to reduce any LC Issuing Bank’s Fronting Exposure shall no longer be required to be held as Cash Collateral pursuant to this Section 2.22 following (A) the elimination of the applicable Fronting Exposure (including by the termination of Defaulting Lender status of the applicable Lender), or (B) the determination by the Administrative Agent and each LC Issuing Bank that there exists excess Cash Collateral; provided that, subject to Section 2.21, the Person providing Cash Collateral and each LC Issuing Bank may agree that Cash Collateral shall be held to support future anticipated Fronting Exposure or other obligations.
ARTICLE III
CONDITIONS PRECEDENT

SECTION 3.01. Conditions Precedent to Effectiveness.
The obligation of each Lender and each LC Issuing Bank to make the initial Extension of Credit to be made by it hereunder shall become effective on and as of the first date on which the following conditions precedent have been satisfied:
(a)    The Administrative Agent shall have received on or before such date of effectiveness the following, each dated such day (except as noted otherwise below), in form and substance reasonably satisfactory to the Administrative Agent and, to the extent requested by the Administrative Agent, in sufficient copies (except with respect to the promissory notes described in paragraph (ii) below) for each Lender and each LC Issuing Bank:

(i)    A fully executed version of this Agreement and the other Loan Documents;
(ii)    Promissory notes payable to each Lender that has requested the same prior to such date pursuant to Section 2.10(d), duly executed by the Borrower.
(iii)    (A) A copy of the articles of incorporation or other organizational documents of the Borrower and each amendment thereto, certified by the Secretary of State of Oregon as being a true and correct copy thereof, and (B) a certificate from the Secretary of State of Oregon (dated not more than 10 days prior to the date hereof) attesting to the continued existence and good standing of the Borrower in that State.
(iv)    Certified copies of the resolutions of the board of directors of the Borrower approving this Agreement and the other Loan Documents and of all documents evidencing other necessary corporate action and Governmental Approvals required for the execution, delivery and performance by the Borrower of this Agreement and the other Loan Documents.
(v)    A certificate of the Secretary or Assistant Secretary of the Borrower certifying (A) the names and true signatures of the officers of the Borrower authorized to sign this Agreement and the other documents to be delivered by the Borrower hereunder, and (B) that attached thereto are true and correct copies of the bylaws of the Borrower as in effect on such date.
(vi)    A favorable opinion of in-house counsel for the Borrower, in form and substance reasonably acceptable to the Administrative Agent.
(vii)    A favorable opinion of special New York counsel for the Borrower, in form and substance reasonably acceptable to the Administrative Agent.
(b)        On such date, the following statements shall be true and the Administrative Agent shall have received for the account of each Lender a certificate signed by a duly authorized officer of the Borrower, dated such date, stating that:
(i)    The representations and warranties of the Borrower contained in this Agreement are true and correct on and as of the date of such effectiveness as though made on and as of such date, and
(ii)    No event has occurred and is continuing that constitutes a Default.
(c)    The Borrower shall have paid all accrued fees and expenses of the Administrative Agent, the Joint Lead Arrangers and the Lenders payable on the date hereof (including the accrued fees and expenses of counsel to the Administrative Agent to the extent then due and payable).
(d)    The Administrative Agent shall have received all documentation and information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the Patriot Act, to the extent such documentation or information is requested by the Administrative Agent on behalf of the Lenders reasonably in advance of the date hereof.
(e)    All amounts outstanding under the Existing Credit Agreement, whether for principal, interest, fees or otherwise, shall have been paid in full, all commitments to lend thereunder shall have been terminated, and the Existing Credit Agreement shall have been terminated.
(f)    The Administrative Agent shall have received such other approvals or documents as the Administrative Agent, any Lender or any LC Issuing Bank shall have reasonably requested through the Administrative Agent reasonably in advance of the date hereof.
SECTION 3.02. Conditions Precedent to each Extension of Credit.
The obligation of each Lender and each LC Issuing Bank to make each Extension of Credit to be made by it hereunder (other than in connection with any Borrowing that would not increase the aggregate principal amount of Loans outstanding immediately prior to the making of such Borrowing) shall be subject to the following statements being true on the date of such Borrowing (and each of the giving of the applicable Notice of Borrowing or Request for Issuance and the acceptance by the Borrower of the proceeds of any such Extension of Credit shall constitute a representation and warranty by the Borrower that on the date of such Extension of Credit such statements are true):
(i)    The representations and warranties of the Borrower contained in Section 4.01 (other than the representations and warranties in the first sentence of Section 4.01(g), in Section 4.01(i) and in the first sentence of Section 4.01(n)) are true and correct in all material respects (without duplication of any materiality qualifiers) on and as of the date of such Extension of Credit, before and after giving effect to such Extension of Credit and to the application of the proceeds therefrom, as though made on and as of such date, and
(ii)    No event has occurred and is continuing, or would result from such Extension of Credit or from the application of the proceeds therefrom, that constitutes a Default.
SECTION 3.03. Conditions Precedent to Issuance of Each Bond Letter of Credit.
The obligation of each LC Issuing Bank to issue any Bond Letter of Credit in connection with any series of Bonds shall be subject to the satisfaction of the conditions precedent set forth in Sections 3.01 and 3.02 and the further conditions precedent that:
(a)    The Administrative Agent shall have received on or before the date of such issuance the following, in form and substance reasonably satisfactory to the Administrative Agent and the applicable LC Issuing Bank and, to the extent requested by the Administrative Agent, in sufficient copies for each Lender:
(i)    Counterparts of any Pledge Agreement relating to such Bonds, duly executed by the Borrower, the Administrative Agent and the applicable Custodian, or other evidence that the Bonds purchased with the proceeds of such Bond Letter of Credit will be effectively pledged to or held for the benefit of such LC Issuing Bank and the Lenders, and that a separate CUSIP number has been assigned to such Bonds.
(ii)    Certified copies or originals of the other applicable Related Documents (which, in the case of the applicable Bonds, may be a specimen of such Bonds).
(iii)    Certified copies of the resolutions of the board of directors of the Borrower approving the Related Documents to which the Borrower is a party in connection with such Bond Letter of Credit, and of all documents evidencing other necessary corporate action and Governmental Approvals, if any, with respect to the transactions contemplated by such Related Documents.
(iv)    A certificate of the Secretary or Assistant Secretary of the Borrower certifying the names and true signatures of the Borrower authorized to sign the Related Documents to which the Borrower is a party in connection with such Bond Letter of Credit and the other documents to be delivered by the Borrower hereunder in connection with the issuance of such Bond Letter of Credit.
(v)    A copy of the Official Statement, if any, relating to the Bonds to be supported by such Bond Letter of Credit.
(vi)    A certificate of an authorized officer of the applicable Custodian certifying the names, true signatures and incumbency of the officers of such Custodian authorized to sign the applicable Pledge Agreement.
(vii)    A certificate of an authorized officer of the applicable Trustee certifying the names, true signatures and incumbency of the officers of such Trustee authorized to make drawings under such Bond Letter of Credit.
(viii)    A favorable opinion of counsel to the Borrower with respect to the Related Documents to which the Borrower is a party.
(ix)    A reliance letter from bond counsel relating to the Bonds to be supported by such Bond Letter of Credit permitting the Lenders to rely on the approving opinion of bond counsel with respect to such Bonds.
(x)    The Administrative Agent shall have received such other approvals or documents as the Administrative Agent, any Lender or any LC Issuing Bank shall have reasonably requested through the Administrative Agent reasonably in advance of the date hereof.
(b)    On the date of such issuance, the following statements shall be true and correct, and the Administrative Agent shall have received on or before such date for the account of the applicable LC Issuing Bank and each Lender a certificate signed by a duly authorized officer of the Borrower, dated such date, stating that the following representations and warranties are true and correct in all material respects (without duplication of any materiality qualifiers) on and as of such date, as though made on and as of such date:

(i)    The execution, delivery and performance by the Borrower of each Related Document to which the Borrower is a party in connection with such Bond Letter of Credit, and the consummation of the transactions contemplated thereby, are within the Borrower’s corporate powers and have been duly authorized by all necessary corporate and shareholder action. Each Related Document to which the Borrower is stated to be a party in connection with such Bond Letter of Credit has been duly executed and delivered by the Borrower.
(ii)    No authorization or approval or other action by, and no notice to or filing with, any Governmental Authority or any other third party is required for the due execution, delivery and performance by the Borrower of any Related Document to which the Borrower is a party in connection with such Bond Letter of Credit, other than such authorizations, approvals, actions, notices and filings that have been obtained or made (as applicable) prior to such date.
(iii)    The execution, delivery and performance by the Borrower of each Related Document to which the Borrower is a party in connection with such Bond Letter of Credit will not (A) violate (x) the articles of incorporation or bylaws (or comparable documents) of Borrower or any of its Material Subsidiaries or (y) any Applicable Law, (B) be in conflict with, or result in a breach of or constitute a default under, any contract, agreement, indenture or instrument to which the Borrower or any of its Material Subsidiaries is a party or by which any of its or their respective properties is bound, or (C) result in the creation or imposition of any Lien on the property of Borrower or any of its Material Subsidiaries other than Permitted Liens and Liens required under this Agreement, except to the extent such conflict, breach or default referred to in the preceding clause (B), individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.
(iv)    Each Related Document to which the Borrower is a party in connection with such Bond Letter of Credit is the legal, valid and binding obligation of the Borrower enforceable against the Borrower in accordance with its terms.
(v)    The representations and warranties of the Borrower in the Related Documents to which the Borrower is a party in connection with such Bond Letter of Credit are true and correct in all material respects (without duplication of any materiality qualifiers).
ARTICLE IV
REPRESENTATIONS AND WARRANTIES

SECTION 4.01. Representations and Warranties of the Borrower.
The Borrower represents and warrants as follows:
(a)    The Borrower is a corporation duly organized, validly existing and in good standing under the laws of the State of Oregon and is duly qualified to do business and is in good standing as a foreign corporation under the laws of each state in which the ownership of its properties or the conduct of its business makes such qualification necessary, except where the failure to be so qualified would not reasonably be expected to have a Material Adverse Effect, and each Material Subsidiary is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated or otherwise organized.
(b)    The execution, delivery and performance by the Borrower of each Loan Document, and the consummation of the transactions contemplated hereby and thereby, are within the Borrower’s corporate powers and have been duly authorized by all necessary corporate action. Each Loan Document has been duly executed and delivered by the Borrower.
(c)    No authorization or approval or other action by, and no notice to or filing with, any Governmental Authority or any other third party is required for the due execution, delivery and performance by the Borrower of any Loan Document, other than such Governmental Approvals that have been duly obtained and are in full force and effect, which as of the date hereof include: Decision 88-04-062 of the Public Utilities Commission of the State of California dated April 27, 1988; Order No. 33476 of the Idaho Public Utilities Commission issued March 4, 2016, in Case No. PAC-E-16-03; Order No. 94-1240 and Order No. 98-158 of the Public Utility of Commission of Oregon issued August 17, 1994 and April 16, 1998, respectively; Order Establishing Compliance issued April 8, 1998, in Docket UE-980404, by the Washington Utilities and Transportation Commission; Order Approving Securities Exemption and Accepting the Substance and Format of the Quarterly Financing Activity Report To Be Filed Thereunder issued November 1, 2010, in Docket No. 20000-372-EA-10 (Record No. 12519), by the Public Service Commission of Wyoming; Report and Order issued May 10, 2007, in Docket No. 07-035-16, by the Public Service Commission of Utah; and Letter Order issued December 4, 2015, in Docket No. ES16-3-000, by the FERC.
(d)    The execution, delivery and performance by Borrower of the Loan Documents will not (i) violate (A) the articles of incorporation or bylaws (or comparable documents) of Borrower or any of its Material Subsidiaries or (B) any Applicable Law, (ii) be in conflict with, or result in a breach of or constitute a default under, any contract, agreement, indenture or instrument to which the Borrower or any of its Material Subsidiaries is a party or by which any of its or their respective properties is bound or (iii) result in the creation or imposition of any Lien on the property of Borrower or any of its Material Subsidiaries other than Permitted Liens and Liens required under this Agreement, except to the extent such conflict, breach or default referred to in the preceding clause (ii), individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.
(e)    Each Loan Document is the legal, valid and binding obligation of the Borrower, enforceable against the Borrower in accordance with its terms, except as limited by bankruptcy and similar laws affecting the enforcement of creditors’ rights generally and by the application of general equitable principles.
(f)    The Borrower and each Material Subsidiary are in compliance with all Applicable Laws (including Environmental Laws), except to the extent that failure to comply would not reasonably be expected to have a Material Adverse Effect.

(g)    There is no action, suit, proceeding, claim or dispute pending or, to the Borrower’s knowledge, threatened against or affecting the Borrower or any of its Material Subsidiaries, or any of its or their respective properties or assets, before any Governmental Authority that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect. There is no injunction, writ, preliminary restraining order or any other order of any nature issued by any Governmental Authority directing that any material aspect of the transactions expressly provided for in any of the Loan Documents not be consummated as herein or therein provided.
(h)    The consolidated balance sheet of the Borrower and its Consolidated Subsidiaries as at December 31, 2016, and the related consolidated statements of income, cash flows and stockholders’ equity for the fiscal year ended on such date, certified by Deloitte & Touche LLP, copies of which have heretofore been furnished to the Administrative Agent and each Lender, present fairly in all material respects the financial condition of the Borrower and its Consolidated Subsidiaries as at such date, and the consolidated results of their operations and cash flows for the fiscal year then ended. The consolidated balance sheet of the Borrower and its Consolidated Subsidiaries as at March 31, 2017, and the related consolidated statements of income, cash flows and stockholders’ equity for the fiscal quarter ended on such date, copies of which have heretofore been furnished to the Administrative Agent and each Lender, present fairly in all material respects the consolidated financial condition of the Borrower and its Consolidated Subsidiaries as at such date, and the consolidated results of their operations and cash flows for the fiscal quarter then ended (subject to normal year-end audit adjustments). All such financial statements, including the related schedules and notes thereto, have been prepared in accordance with GAAP applied consistently throughout the periods involved (except as may be disclosed therein).
(i)    Since December 31, 2016, no event has occurred that could reasonably be expected to have a Material Adverse Effect.
(j)    The Borrower and each Material Subsidiary have filed or caused to be filed all U.S. Federal and other material tax returns that are required by Applicable Law to be filed, and have paid all taxes shown to be due and payable on said returns or on any assessments made against it or any of its property; other than (i) with respect to taxes the amount or validity of which is currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided on the books of the Borrower or the applicable Material Subsidiary, as the case may be, or (ii) to the extent that the failure to do so could not reasonably be expected to result in a Material Adverse Effect.
(k)    No ERISA Event has occurred other than as would not, either individually or in the aggregate, be reasonably expected to have a Material Adverse Effect. There are no actions, suits or claims pending against or involving a Pension Plan (other than routine claims for benefits) or, to the knowledge of the Borrower or any of its ERISA Affiliates, threatened, that would reasonably be expected to be asserted successfully against any Pension Plan and, if so asserted successfully, would reasonably be expected either singly or in the aggregate to have a Material Adverse Effect. No lien imposed under the Internal Revenue Code or ERISA on the assets of the Borrower or any of its ERISA Affiliates exists or is likely to arise with respect to any Pension Plan. The Borrower and each of its Subsidiaries have complied with foreign law applicable to its Foreign Plans, except to the extent that failure to comply would not reasonably be expected to have a Material Adverse Effect.
(l)    The Borrower is not engaged in the business of extending credit for the purpose of buying or carrying Margin Stock, and no proceeds of any Loan will be used to extend credit to others for the purpose of buying or carrying any Margin Stock. Following the application of the proceeds of any Extension of Credit, not more than 25% of the value of the assets of the Borrower and the Material Subsidiaries that are subject to the restrictions of Section 5.02(a) or (c) constitute Margin Stock.
(m)    Neither the Borrower nor any Subsidiary is an “investment company” or a company “controlled” by an “investment company,” as such terms are defined in the Investment Company Act of 1940, as amended.
(n)    There are no claims, liabilities, investigations, litigation, notices of violation or liability, administrative proceedings, judgments or orders, whether asserted, pending or threatened, relating to any liability under or compliance with any applicable Environmental Law, against the Borrower or any Material Subsidiary or relating to any real property currently or formerly owned, leased or operated by the Borrower or any Material Subsidiary, that would reasonably be expected to have a Material Adverse Effect. No Hazardous Materials have been or are present or are being spilled, discharged or released on, in, under or from property (real, personal or mixed) currently or formerly owned, leased or operated by the Borrower or any Material Subsidiary in any quantity or manner violating, or resulting in liability under, any applicable Environmental Law, which violation or liability would reasonably be expected to have a Material Adverse Effect.
(o)    No written statement or information furnished by or on behalf of the Borrower to the Administrative Agent, any Lender or any LC Issuing Bank in connection with the syndication or negotiation of this Agreement or delivered pursuant hereto, in each case as of the date such statement or information is made or delivered, as applicable, contained or contains, any material misstatement of fact or intentionally omitted or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were, are, or will be made, not misleading.
(p)    Each Material Subsidiary as of the date hereof is set forth on Schedule III.
(q)    The Borrower has implemented and maintains in effect policies and procedures designed to promote compliance by the Borrower, its Subsidiaries and their respective directors, officers and employees with Anti-Corruption Laws and applicable Sanctions, and the Borrower, its Subsidiaries and, to the knowledge of the Borrower, their respective officers, directors and employees and their respective agents that will act in any capacity in connection with or benefit from the credit facility established hereby, are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects. None of the Borrower or any Subsidiary is a Sanctioned Person. No Borrowing or Letter of Credit, use of proceeds or other transaction contemplated by this Agreement will violate any Anti-Corruption Law or applicable Sanctions.

ARTICLE V
COVENANTS OF THE BORROWER

SECTION 5.01. Affirmative Covenants.
So long as any Loan or any other amount payable hereunder shall remain unpaid, any Letter of Credit shall remain outstanding or any Lender shall have any Commitment hereunder, the Borrower will:
(a)    Payment of Taxes, Etc. Pay and discharge, and cause each Material Subsidiary to pay and discharge, before the same shall become delinquent, (i) all taxes, assessments and governmental charges or levies imposed upon it or its property, and (ii) all lawful claims that, if unpaid, would by Applicable Law become a Lien upon its property, in each case, except to the extent that the failure to pay and discharge such amounts, either singly or in the aggregate, would not reasonably be expected to have a Material Adverse Effect; provided, however, that neither the Borrower nor any Material Subsidiary shall be required to pay or discharge any such tax, assessment, charge or claim that is being contested in good faith and by proper proceedings and as to which adequate reserves are being maintained in accordance with GAAP.
(b)    Preservation of Existence, Etc. Preserve and maintain, and cause each Material Subsidiary to preserve and maintain, its corporate, partnership or limited liability company (as the case may be) existence and all rights (charter and statutory) and franchises, except to the extent the failure to maintain such rights and franchises would not reasonably be expected to have a Material Adverse Effect; provided, however, that the Borrower and any Material Subsidiary may consummate any merger or consolidation permitted under Section 5.02(b).
(c)    Compliance with Laws, Etc. Comply, and cause each Material Subsidiary to comply with Applicable Law (with such compliance to include, without limitation, compliance with Environmental Laws, the Patriot Act, Anti-Corruption Laws and Sanctions), except to the extent the failure to do so would not reasonably be expected to have a Material Adverse Effect.
(d)    Inspection Rights. At any reasonable time and from time to time, permit the Administrative Agent, any LC Issuing Bank or any Lender or any designated agents or representatives thereof, at all reasonable times and to the extent permitted by Applicable Law, to examine and make copies of and abstracts from the records and books of account of, and visit the properties of, the Borrower and any Material Subsidiary and to discuss the affairs, finances and accounts of the Borrower and any Material Subsidiary with any of their officers or directors and with their independent certified public accountants (at which discussion, if the Borrower or such Material Subsidiary so requests, a representative of the Borrower or such Material Subsidiary shall be permitted to be present, and if such accountants should require that a representative of the Borrower be present, the Borrower agrees to provide a representative to attend such discussion); provided that (i) such designated agents or representatives shall agree to any reasonable confidentiality obligations proposed by the Borrower and shall follow the guidelines and procedures generally imposed upon like visitors to the Borrower’s facilities, and (ii) unless an Event of Default shall have occurred and be continuing, such visits and inspections shall occur not more than once in any fiscal quarter.

(e)    Keeping of Books. Keep, and cause each Material Subsidiary to keep, proper books of record and account, in which full and correct entries shall be made of all financial transactions and the assets and business of the Borrower and each such Material Subsidiary in accordance with GAAP.
(f)    Maintenance of Properties, Etc. Maintain and preserve, and cause each Material Subsidiary to maintain and preserve, all of its properties that are material to the conduct of its business in good working order and condition, ordinary wear and tear excepted.
(g)    Maintenance of Insurance. Maintain, and cause each Material Subsidiary to maintain, insurance with responsible and reputable insurance companies or associations in such amounts and covering such risks as is usually carried by companies engaged in similar businesses and owning similar properties in the same general areas in which Borrower or any of its Material Subsidiaries operates to the extent available on commercially reasonable terms (the “Industry Standard”); provided, however, that the Borrower and each Material Subsidiary may self-insure to the same extent as other companies engaged in similar businesses and owning similar properties and to the extent consistent with prudent business practice; and provided, further, that if the Industry Standard is such that the insurance coverage then being maintained by Borrower and its Material Subsidiaries is below the Industry Standard, Borrower shall only be required to use its reasonable best efforts to obtain the necessary insurance coverage such that its and its Material Subsidiaries’ insurance coverage equals or is greater than the Industry Standard.
(h)    Reporting Requirements. Furnish to the Lenders:
(i)    within 60 days after the end of each of the first three quarters of each fiscal year of the Borrower, a copy of the consolidated balance sheet of the Borrower and its Consolidated Subsidiaries as of the end of such quarter and consolidated statements of income and cash flows of the Borrower and its Consolidated Subsidiaries for the period commencing at the end of the previous fiscal year and ending with the end of such quarter, duly certified (subject to year-end audit adjustments) by the chief financial officer, chief accounting officer, treasurer or assistant treasurer of the Borrower as having been prepared in accordance with generally accepted accounting principles and a certificate of the chief financial officer, chief accounting officer, treasurer or assistant treasurer of the Borrower as to compliance with the terms of this Agreement and setting forth in reasonable detail the calculations necessary to demonstrate compliance with Section 5.03, provided that in the event of any change in GAAP used in the preparation of such financial statements, the Borrower shall also provide, if necessary for the determination of compliance with Section 5.03, a statement of reconciliation conforming such financial statements to GAAP in effect on the date hereof;
(ii)    within 120 days after the end of each fiscal year of the Borrower, a copy of the annual audit report for such year for the Borrower and its Consolidated Subsidiaries, containing a consolidated balance sheet of the Borrower and its Consolidated Subsidiaries as of the end of such fiscal year and consolidated statements of income and cash flows of the Borrower and its Consolidated Subsidiaries for such fiscal year, in each case accompanied by an opinion by Deloitte & Touche LLP or other independent public accountants of nationally recognized standing, and a certificate of the chief financial officer, chief accounting officer, treasurer or assistant treasurer of the Borrower as to compliance with the terms of this Agreement and setting forth in reasonable detail the calculations necessary to demonstrate compliance with Section 5.03, provided that in the event of any change in GAAP used in the preparation of such financial statements, the Borrower shall also provide, if necessary for the determination of compliance with Section 5.03, a statement of reconciliation conforming such financial statements to GAAP in effect on the date hereof;
(iii)    within five days after the chief financial officer or treasurer of the Borrower obtains knowledge of the occurrence of any Default, a statement of the chief financial officer or treasurer of the Borrower setting forth details of such Default and the action that the Borrower has taken and proposes to take with respect thereto;
(iv)    within ten Business Days after the Borrower or any of its ERISA Affiliates knows or has reason to know that (A) the Borrower or any of its ERISA Affiliates has failed to comply with ERISA or the related provisions of the Internal Revenue Code with respect to any Pension Plan, and such noncompliance will, or could reasonably be expected to, result in material liability to the Borrower or its Subsidiaries, and/or (B) any ERISA Event (other than an ERISA Event as defined in clause (vi) of the definition of “ERISA Event”) has occurred, a certificate of the chief financial officer of the Borrower describing such ERISA Event and the action, if any, proposed to be taken with respect to such ERISA Event and a copy of any notice filed with the PBGC or the IRS pertaining to such ERISA Event and all notices received by the Borrower or such ERISA Affiliate from the PBGC or any other governmental agency with respect thereto;
(v)    promptly after the commencement thereof, notice of all actions and proceedings before, and orders by, any Governmental Authority affecting the Borrower or any Material Subsidiary of the type described in Section 4.01(g);
(vi)    together with the financial statements delivered in paragraphs (i) and (ii) of this Section 5.01(h), if Schedule III shall no longer set forth a complete and correct list of all Material Subsidiaries as of the last date of the period for which such financial statements were prepared, an updated Schedule III setting forth all Material Subsidiaries as of the last date of such period for which such financial statements have been prepared;
(vii)    promptly upon the occurrence of a Reportable Compliance Event, notice of such occurrence; and
(viii)    such other information respecting the Borrower or any of its Subsidiaries as any Lender through the Administrative Agent may from time to time reasonably request.
If the financial statements required to be delivered pursuant to Section 5.01(h)(i) or 5.01(h)(ii) are included in any Form 10-K or 10-Q filed by the Borrower, the Borrower’s obligation to deliver such documents or information to the Administrative Agent shall be deemed to be satisfied upon (x) delivery of a copy of the relevant form to the Administrative Agent within the time period required by such Section or (y) the relevant form being available on EDGAR and the delivery of a notice to the Administrative Agent (which notice may be delivered by electronic mail and/or included in the applicable compliance certificate delivered pursuant to Section 5.01(h)(i) or 5.01(h)(ii)) that such form is so available, in each case within the time period required by such Section.

(i)    Use of Proceeds. Use the proceeds of the Borrowings and the Letters of Credit for working capital and other general corporate purposes.
(j)    Control of Purchased Bonds. So long as any Bond Letter of Credit shall remain outstanding, cause each Bond purchased with the proceeds of such Bond Letter of Credit to be subject to the Lien of an applicable Pledge Agreement or otherwise registered in the name of the applicable LC Issuing Bank, the Administrative Agent or any nominee of such LC Issuing Bank or of the Administrative Agent pending the remarketing of such Bonds pursuant to the applicable Remarketing Agreement and the other applicable Related Documents.
SECTION 5.02. Negative Covenants.
So long as any Loan or any other amount payable hereunder shall remain unpaid, any Letter of Credit shall remain outstanding or any Lender shall have any Commitment hereunder, the Borrower agrees that it will not:
(a)    Liens, Etc. Create or suffer to exist, or cause or permit any Material Subsidiary to create or suffer to exist, any Lien on or with respect to any of its properties, including, without limitation, equity interests held by such Person in any Subsidiary of such Person, whether now owned or hereafter acquired, other than (i) Permitted Liens, (ii) Liens created under Section 2.22 or 6.02, (iii) Liens created by or pursuant to (x) the Mortgage and Deed of Trust, dated as of January 9, 1989, as amended, modified or supplemented, of PacifiCorp, entered into with The Bank of New York Mellon Trust Company, N.A. (as successor trustee to JPMorgan Chase Bank, N.A.) or (y) any other first mortgage indenture or similar agreement or instrument pursuant to which the Borrower or any of its Material Subsidiaries may issue bonds, notes or similar instruments secured by a lien on all or a substantial portion of its fixed assets, so long as under the terms of such other indenture or similar agreement or instrument no “cross-default” or similar “event of default” (howsoever designated) in respect of any bonds, notes or other instruments issued thereunder will be triggered by reference to a Default, and (iv) Liens, in addition to the foregoing, securing obligations not greater than the greater of (A) 7.5% of consolidated shareholders’ equity of all classes (whether common, preferred, mandatorily convertible preferred or preference) of the Borrower and (B) $100,000,000.
(b)    Mergers, Etc. Merge or consolidate with or into any Person, unless (i) the successor entity (if other than the Borrower) (A) assumes, in form reasonably satisfactory to the Administrative Agent, all of the obligations of the Borrower under this Agreement, (B) is a corporation or limited liability company formed under the laws of the United States of America, one of the states thereof or the District of Columbia, (C) is in pro forma compliance with the covenant in Section 5.03 both before and after giving effect to such proposed transaction (determined as if such proposed transaction had occurred on the last day of the most recent fiscal quarter period preceding the date of such proposed transaction for which financial statements have been delivered pursuant to Section 5.01(h)) and (D) has long-term senior unsecured debt ratings issued (and confirmed after giving effect to such merger) by S&P or Moody’s of at least BBB- and Baa3, respectively (or if no such ratings have been issued, commercial paper ratings issued (and confirmed after giving effect to such merger) by S&P and Moody’s of at least A-3 and P-3, respectively), and (ii) no Default shall have occurred and be continuing at the time of such proposed transaction or would result therefrom, and provided, in each case of clause (i) where the successor entity is other than the Borrower, that the Administrative Agent shall have received, and be reasonably satisfied with, all documentation and information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the Patriot Act, to the extent such documentation or information is requested by the Administrative Agent on behalf of the Lenders prior to the date of such proposed transaction.
(c)    Sales, Etc. of Assets. Sell, lease, transfer or otherwise dispose of all or substantially all of its assets to any Person, or grant any option or other right to purchase, lease or otherwise acquire such assets, except that the Borrower may sell, lease, transfer or otherwise dispose of all or substantially all of its assets to any Person so long as the requirements set forth in Section 5.02(b) are satisfied as if such disposition were a merger or consolidation in which the Borrower is not the surviving entity.
(d)    Use of Proceeds. Use the proceeds of any Extension of Credit to buy or carry Margin Stock in violation of the Margin Regulations.
(e)    Optional Redemption of Bonds. So long as any Bond Letter of Credit shall remain outstanding, cause or permit delivery of a notice of an optional redemption or purchase of the applicable Bonds or of a change in the interest modes (other than to or from a mode in which interest is payable at a rate determined daily or weekly) on such Bonds resulting in a mandatory redemption or purchase of such Bonds under the applicable Indenture, unless (i) the Borrower has deposited with the Administrative Agent, the applicable LC Issuing Bank or the applicable Trustee an amount equal to the principal of, premium, if any, and interest on such Bonds on the date of such redemption or purchase, or (ii) any notice of such redemption or purchase or change in the applicable interest mode is conditional upon receipt by the applicable Trustee or paying agent on or prior to the date fixed for the applicable redemption or purchase of funds (other than funds drawn under such Bond Letter of Credit) sufficient to pay the principal of, premium, if any, and interest on such Bonds on the date of such redemption or purchase.
(f)    Amendments to Indenture. So long as any Bond Letter of Credit shall remain outstanding, amend, modify, terminate or grant, or permit the amendment, modification, termination or grant of, any waiver under (or consent to, or permit or suffer to occur any action or omission which results in, or is equivalent to, an amendment, modification, or grant of a waiver under) any provision of the applicable Indenture that would (i) directly affect the rights or obligations of the applicable LC Issuing Bank under the applicable Related Documents without the prior written consent of such LC Issuing Bank or (ii) have an adverse effect on the rights or obligations of the Lenders hereunder without the prior written consent of the Required Lenders.
(g)    Official Statement. So long as any Bond Letter of Credit shall remain outstanding, refer to the applicable LC Issuing Bank in the Official Statement with respect to the applicable Bonds or make any changes in reference to such LC Issuing Bank in any revision, amendment or supplement without the prior consent of such LC Issuing Bank, or revise, amend or supplement such Official Statement without providing a copy of such revision, amendment or supplement, as the case may be, to such LC Issuing Bank.
(h)    Use of Proceeds of Bond Letter of Credit. So long as any Bond Letter of Credit shall remain outstanding, permit any proceeds of such Bond Letter of Credit to be used for any purpose other than the payment of the principal of, interest on, redemption price of and purchase price of the applicable Bonds.
(i)    Compliance with Anti-Corruption Laws and Sanctions. The Borrower will not, directly or, to the knowledge of the Borrower, indirectly, use the proceeds of any Borrowing or any Letter of Credit, or lend, contribute or otherwise make available such proceeds to any Subsidiary, joint venture partner or other Person (i) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (ii) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, or (iii) in any manner that would result in the violation of any Sanctions by the Borrower or any of its Subsidiaries or, to the knowledge of the Borrower, any other party (including each Credit Party) to this Agreement or the other Loan Documents.
SECTION 5.03. Financial Covenant.
So long as any Loan shall remain unpaid, any Letter of Credit shall remain outstanding or any Lender shall have any Commitment hereunder, the Borrower will maintain a ratio of Consolidated Debt to Consolidated Capital of not greater than 0.65 to 1.00 as of the last day of each fiscal quarter.
ARTCILE VI
EVENTS OF DEFAULT

SECTION 6.01. Events of Default.
If any of the following events (“Events of Default”) shall occur and be continuing:
(a)    The Borrower shall fail to pay any principal of any Loan when the same becomes due and payable, or shall fail to pay any interest on any Loan or make any other payment of fees or other amounts payable under this Agreement within five days after the same becomes due and payable, or shall fail to provide Cash Collateral in accordance with Section 2.21(a)(v), 2.22 or 6.02 within five days after the same is required to be provided; or
(b)    Any representation or warranty made by the Borrower herein or by the Borrower (or any of its officers) in connection with this Agreement shall prove to have been incorrect in any material respect when made; or
(c)    (i) The Borrower shall fail to perform or observe any term, covenant or agreement contained in Section 5.01(b), 5.01(j), 5.02 or 5.03, or (ii) the Borrower shall fail to perform or observe any other term, covenant or agreement contained in this Agreement or any other Loan

Document if such failure shall remain unremedied for 30 days after written notice thereof shall have been given to the Borrower by the Administrative Agent or any Lender; or
(d)    The Borrower or any Material Subsidiary shall fail to pay any principal of or premium or interest on any Debt (other than Debt under this Agreement) that is outstanding in a principal amount in excess of $100,000,000 in the aggregate when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Debt; or any other event shall occur or condition shall exist under any agreement or instrument relating to any such Debt and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such event or condition is to accelerate, or to permit the acceleration of, the maturity of such Debt; or any such Debt shall be declared to be due and payable, or required to be prepaid or redeemed (other than by a regularly scheduled required prepayment or redemption), prior to the stated maturity thereof; or
(e)    Any judgment or order for the payment of money in excess of $100,000,000 to the extent not paid or insured shall be rendered against the Borrower or any Material Subsidiary and either (i) enforcement proceedings shall have been commenced by any creditor upon such judgment or order or (ii) there shall be any period of 30 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or
(f)    The Borrower or any Material Subsidiary shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against the Borrower or any Material Subsidiary seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, custodian or other similar official for it or for any substantial part of its property and, in the case of any such proceeding instituted against it (but not instituted by it), either such proceeding shall remain undismissed or unstayed for a period of 60 days, or any of the actions sought in such proceeding (including, without limitation, the entry of an order for relief against, or the appointment of a receiver, trustee, custodian or other similar official for, it or for any substantial part of its property) shall occur; or the Borrower or any Material Subsidiary shall take any corporate action to authorize any of the actions set forth above in this subsection (f); or
(g)    An ERISA Event shall have occurred that, when taken together with all other ERISA Events that have occurred, has resulted in, or is reasonably likely to result in, a Material Adverse Effect; or
(h)    (i) Berkshire Hathaway shall fail to own, directly or indirectly, at least 50% of the issued and outstanding shares of common stock of the Borrower, calculated on a fully diluted basis or (ii) Berkshire Hathaway Energy Company shall fail to own, directly or indirectly, at least 80% of the issued and outstanding shares of common stock of the Borrower, calculated on a fully diluted basis (each, a “Change of Control”); provided that, in each case of the foregoing clauses (i) and (ii), such failure shall not constitute an Event of Default unless and until a Rating Decline has occurred;
then, and in any such event, the Administrative Agent (i) shall at the request, or may with the consent, of the Required Lenders, by notice to the Borrower, declare the obligation of each Lender and each LC Issuing Bank to make Extensions of Credit to be terminated, whereupon the same shall forthwith terminate; (ii) shall at the request, or may with the consent, of the Required Lenders, by notice to the Borrower, declare the outstanding Borrowings, all interest thereon and all other amounts payable under this Agreement to be forthwith due and payable, whereupon the outstanding Borrowings, all such interest and all such amounts shall become and be forthwith due and payable by the Borrower, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Borrower; provided, however, that in the event of an actual or deemed entry of an order for relief with respect to the Borrower under the Bankruptcy Code of the United States of America, (A) the obligation of each Lender and each LC Issuing Bank to make Extensions of Credit shall automatically be terminated and (B) the outstanding Borrowings, all such interest and all such amounts shall automatically become and be due and payable, without presentment, demand, protest or any notice of any kind, all of which are hereby expressly waived by the Borrower; (iii) shall at the request, or may with the consent, of the Required Lenders by notice to the Borrower, give notice of the occurrence of an Event of Default to the Trustee for each series of Bonds supported by a Bond Letter of Credit issued for the account of the Borrower and instruct such Trustee either to accelerate such Bonds, thereby causing such Bond Letter of Credit to expire thereafter, per the terms of such Bond Letter of Credit, or to effect a mandatory tender of such Bonds; and (iv) shall at the request, or may with the consent, of the Required Lenders by notice to the Borrower, pursue any rights and remedies on behalf of the Lenders and the applicable LC Issuing Bank that the Administrative Agent may have under the Related Documents executed and delivered in connection with any Bond Letter of Credit.
In addition, if an “Event of Default” (or any other similar term) under and as defined in any Indenture executed and delivered in connection with any Bond Letter of Credit (a “Bond Event of Default”) shall have occurred and be continuing, such circumstance shall constitute an Event of Default hereunder solely for the purpose of permitting the exercise of the remedies described in clauses (iii) and (iv) of the immediately preceding paragraph with respect to the Bonds for which such Bond Event of Default exists and the related Bond Letter of Credit and not for any other purpose under this Agreement. For the avoidance of doubt, a Bond Event of Default shall not give the Administrative Agent the right to exercise any other remedy described in the immediately preceding paragraph, unless such Bond Event of Default, or the facts and circumstances underlying such Bond Event of Default, gives rise to another Event of Default otherwise described in Section 6.01.
SECTION 6.02. Actions in Respect of the Letters of Credit upon Default.
If any Event of Default described in Section 6.01(f) with respect to the Borrower shall have occurred and be continuing or the Borrowings shall have otherwise been accelerated or the Commitments terminated pursuant to Section 6.01, then the Administrative Agent may, or shall at the request of the Required Lenders, make demand upon the Borrower to, and forthwith upon such demand (or, in the case of an Event of Default under Section 6.01(f) with respect to the

Borrower, automatically without demand) the Borrower will, deposit in an account designated in such demand (the “LC Collateral Account”) with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Lenders and LC Issuing Banks, in same day funds, an amount equal to 103% of the aggregate undrawn stated amounts of all Letters of Credit that are outstanding on such date. If at any time the Administrative Agent determines that any funds held in the LC Collateral Account are subject to any right or claim of any Person other than the Administrative Agent, the Lenders and the LC Issuing Banks or that the total amount of such funds is less than 103% of the aggregate undrawn stated amounts of all Letters of Credit that are outstanding on such date, the Borrower will, forthwith upon demand by the Administrative Agent, pay to the Administrative Agent, as additional funds to be deposited and held in the LC Collateral Account, an amount equal to the excess of (i) 103% of such aggregate undrawn stated amounts of all Letters of Credit that are outstanding on such date over (ii) the total amount of funds, if any, then held in the LC Collateral Account that the Administrative Agent determines to be free and clear of any such right and claim. Upon the drawing of any Letter of Credit for which funds are on deposit in the LC Collateral Account, such funds shall be applied to reimburse the relevant LC Issuing Bank or Lender holding a participation in the reimbursement obligation of the Borrower to such LC Issuing Bank to the extent permitted by Applicable Law.
ARTICLE VII
THE ADMINISTRATIVE AGENT

SECTION 7.01. Appointment and Authority.
Each Lender and each LC Issuing Bank hereby irrevocably appoints JPMCB to act on its behalf as the Administrative Agent hereunder, under the other Loan Documents and the Related Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Administrative Agent, the Lenders and the LC Issuing Banks, and the Borrower shall not have rights as a third-party beneficiary of any of such provisions. It is understood and agreed that the use of the term “agent” herein, in any other Loan Document or any Related Document (or any other similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any Applicable Law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.

SECTION 7.02. Rights as a Lender.
The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for, and generally engage in any kind of business with, the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

SECTION 7.03. Exculpatory Provisions.
(a)    The Administrative Agent shall not have any duties or obligations except those expressly set forth herein, in the other Loan Documents and in the Related Documents, and its duties hereunder shall be administrative in nature. Without limiting the generality of the foregoing, the Administrative Agent:
(i)    shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;
(ii)    shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby, by the other Loan Documents or by the Related Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein, in the other Loan Documents or in the Related Documents); provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document, any Related Document or Applicable Law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law; and
(iii)    shall not, except as expressly set forth herein, in the other Loan Documents or in the Related Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.
(b)    The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 6.01, 6.02 and 8.01), or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and nonappealable judgment. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to the Administrative Agent in writing by the Borrower, a Lender or an LC Issuing Bank.
(c)    The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement, any other Loan Document or any Related Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document, any Related Document or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article III or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.
SECTION 7.04. Reliance by Administrative Agent.
The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance, extension, renewal or increase of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of any Lender or an LC Issuing Bank, the Administrative Agent may presume that such condition is satisfactory to such Lender or such LC Issuing Bank unless the Administrative Agent shall have received notice to the contrary from such Lender or such LC Issuing Bank prior to the making of such Loan or the issuance of such Letter of Credit. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

SECTION 7.05. Resignation of Administrative Agent.
(a)    The Administrative Agent may at any time give notice of its resignation to the Lenders, the LC Issuing Banks and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor, which shall be (i) a commercial bank with an office in the United States having a combined capital and surplus of at least $500,000,000, or an Affiliate of any such bank with an office in the United States and (ii) subject to the approval of the Borrower so long as no Default shall have occurred and be continuing (such approval not to be unreasonably withheld or delayed). If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation (or such earlier day as shall be agreed by the Required Lenders) (the “Resignation Effective Date”), then the retiring Administrative Agent may (but shall not be obligated to), on behalf of the Lenders and the LC Issuing Banks, appoint a successor Administrative Agent meeting the qualifications set forth above. Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date.
(b)    If the Person serving as Administrative Agent is a Defaulting Lender pursuant to clause (d) of the definition thereof, the Required Lenders may, to the extent permitted by Applicable Law, by notice in writing to the Borrower and such Person remove such Person as Administrative Agent and, in consultation with the Borrower, appoint a successor, which shall be

(i) a commercial bank with an office in the United States having a combined capital and surplus of at least $500,000,000, or an Affiliate of any such bank with an office in the United States and (ii) subject to the approval of the Borrower so long as no Default shall have occurred and be continuing (such approval not to be unreasonably withheld or delayed). If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days (or such earlier day as shall be agreed by the Required Lenders) (the “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date.
(c)    With effect from the Resignation Effective Date or the Removal Effective Date (as applicable) (1) the retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents and (2) except for any indemnity payments owed to the retiring or removed Administrative Agent, all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and each LC Issuing Bank directly, until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided for above. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring or removed Administrative Agent (other than any rights to indemnity payments owed to the retiring or removed Administrative Agent), and the retiring or removed Administrative Agent shall be discharged from all of its duties and obligations hereunder, under the other Loan Documents or under the Related Documents. The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring or removed Administrative Agent’s resignation or removal hereunder, under the other Loan Documents and under the Related Documents, the provisions of this Article and Section 8.04 shall continue in effect for the benefit of such retiring or removed Administrative Agent, its sub‑agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring or removed Administrative Agent was acting as Administrative Agent.
(d)    Notwithstanding anything in this Section 7.05 to the contrary, the retiring or removed Administrative Agent shall continue to hold any collateral (including cash collateral and collateral held under any Pledge Agreement) as bailee for the benefit of the LC Issuing Banks and the Lenders until a successor Administrative Agent has been appointed in accordance with this Section 7.05.
SECTION 7.06. Non-Reliance on Administrative Agent and Other Lenders.
Each Lender and LC Issuing Bank acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender and LC Issuing Bank also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document, any Related Document or any related agreement or any document furnished hereunder or thereunder.

SECTION 7.07. Indemnification.
Each Lender severally agrees to indemnify the Administrative Agent (to the extent not promptly reimbursed by the Borrower and without limiting its obligation to do so) from and against such Lender’s Commitment Percentage of any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever that may be imposed on, incurred by, or asserted against the Administrative Agent in any way relating to or arising out of this Agreement, any other Loan Document or any Related Document or any action taken or omitted by the Administrative Agent under this Agreement, any other Loan Document or any Related Document; provided, however, that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the Administrative Agent’s gross negligence or willful misconduct, as proven in a court of competent jurisdiction by final and nonappealable judgment. Without limitation of the foregoing, each Lender agrees to reimburse the Administrative Agent promptly upon demand for its Commitment Percentage of any costs and expenses (including, without limitation, fees and reasonable expenses of counsel) payable by the Borrower under Section 8.04, to the extent that the Administrative Agent is not promptly reimbursed for such costs and expenses by the Borrower (and without limiting its obligation to do so) after request therefor. The failure of any Lender to reimburse the Administrative Agent promptly upon demand for its Commitment Percentage of any amount required to be paid by the Lender to the Administrative Agent as provided herein shall not relieve any other Lender of its obligation hereunder to reimburse the Administrative Agent for its Commitment Percentage of such amount, but no Lender shall be responsible for the failure of any other Lender to reimburse the Administrative Agent for such other Lender’s Commitment Percentage of such amount. Without prejudice to the survival of any other agreement of any Lender hereunder, the agreement and obligations of each Lender contained in this Section 7.07 shall survive the payment in full of principal, interest and all other amounts payable hereunder.
SECTION 7.08. No Other Duties, etc.
Anything herein to the contrary notwithstanding, none of the Joint Lead Arrangers, the “Joint Bookrunners”, the “Syndication Agents” or the Documentation Agents listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement, any other Loan Document or any Related Document, except in its capacity, as applicable, as the Administrative Agent, a Lender or an LC Issuing Bank hereunder or thereunder.

ARTICLE VIII
MISCELLANEOUS
SECTION 8.01. Amendments, Etc.
Subject to Section 2.21(a)(i), no amendment or waiver of any provision of this Agreement, nor consent to any departure by the Borrower therefrom, shall in any event be effective unless the same shall be in writing and signed by the Required Lenders and the Borrower, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that, no amendment, waiver or consent shall, unless in writing and signed by each Lender directly affected thereby (other than, in the case of clause (i) or (v) below, any Defaulting Lender), do any of the following: (i) amend Section 3.01, 3.02 or 3.03 or waive any of the conditions specified therein, (ii) increase the Commitment of any Lender or extend the Commitments (except pursuant to Section 2.06 or 2.07), (iii) reduce the principal of, or interest on, or rate of interest applicable to, the outstanding Loans or any fees or other amounts payable hereunder, (iv) postpone any date fixed for any payment of principal of, or interest on, the outstanding Loans, reimbursement obligations or any fees or other amounts payable hereunder, (v) change the definition of Required Lenders or change the percentage of the Commitments or of the aggregate unpaid principal amount of the outstanding Borrowings, or the number or the percentage of Lenders, that shall be required for the Lenders or any of them to take any action hereunder, or (vi) amend or waive this Section 8.01 or any provision of this Agreement that requires pro rata treatment of the Lenders; and provided further that (x) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent or any LC Issuing Bank in addition to the Lenders required above to take such action, affect the rights or duties of the Administrative Agent or such LC Issuing Bank, as the case may be, under this Agreement and (y) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent, each LC Issuing Bank and the Required Lenders, amend or waive Section 2.21. Notwithstanding the foregoing, any provision of this Agreement may be amended by an agreement in writing entered into by the Borrower, the Required Lenders and the Administrative Agent if by the terms of such agreement the Commitment of each Non-Consenting Lender and the obligations of each LC Issuing Bank not consenting to the amendment provided for therein shall terminate (but such Non-Consenting Lender or LC Issuing Bank shall continue to be entitled to the benefits of Sections 2.15, 2.18 and 8.04) upon the effectiveness of such amendment, and such Non-Consenting Lender or LC Issuing Bank shall have received or shall at the time of such termination receive payment of an amount equal to the outstanding principal of its Loans and any participations in Letters of Credit funded pursuant to Section 2.04(e), together with all applicable accrued interest thereon, accrued fees and all other amounts then payable to it hereunder and under the other Loan Documents.
SECTION 8.02. Notices, Etc.
(a)    Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile as follows:
(i)    if to the Borrower, to it at 825 N.E. Multnomah Street, Suite 2000, Portland, Oregon 97232-4116, Attention: Nikki L. Kobliha, Vice President, Chief Financial Officer and Treasurer (Facsimile: (503) 813-5625; Telephone No. (503) 813-5645);
(ii)    This section has been REDACTED

(iii)    if to any LC Issuing Bank identified on Schedule II hereto, at the address specified opposite its name on Schedule II hereto, and if to any other LC Issuing Bank, at such address as shall be designated by such LC Issuing Bank in a written notice to the Administrative Agent and the Borrower;
(iv)    if to any Initial Lender, at its Domestic Lending Office specified opposite its name on Schedule I hereto, and if to any other Lender at its Domestic Lending Office specified in the Assignment and Assumption pursuant to which it became a Lender.
Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices delivered through electronic communications, to the extent provided in subsection (b) below, shall be effective as provided in said subsection (b).

(b)    Electronic Communications. Notices and other communications to the Lenders and the LC Issuing Banks hereunder may be delivered or furnished by electronic communication (including e‑mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender or any LC Issuing Bank pursuant to Section 2.02 or 2.04 if such Lender or such Issuing Bank, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Section by electronic communication. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.
Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient, at its e-mail address as described in the foregoing clause (i), of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii) above, if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient.
(c)    Change of Address, etc. Any party hereto may change its address or facsimile number for notices and other communications hereunder by notice to the other parties hereto.
(d)    Platform.

(i)     The Borrower agrees that the Administrative Agent may, but shall not be obligated to, make the Communications (as defined below) available to the LC Issuing Banks and the other Lenders by posting the Communications on Debt Domain, Intralinks, Syndtrak or a substantially similar electronic transmission system (the “Platform”).
(ii)    The Platform is provided “as is” and “as available.” The Agent Parties (as defined below) do not warrant the adequacy of the Platform and expressly disclaim liability for errors or omissions in the Communications. No warranty of any kind, express, implied or statutory, including, without limitation, any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects, is made by any Agent Party in connection with the Communications or the Platform. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to the Borrower, any Lender or any other Person or entity for damages of any kind, including, without limitation, direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of the Borrower’s or the Administrative Agent’s transmission of communications through the Platform except to the extent that such damages are found in a judgment by a court of competent jurisdiction by final and nonappealable judgment to have resulted from such Agent Party’s gross negligence or willful misconduct. “Communications” means, collectively, any notice, demand, communication, information, document or other material provided by or on behalf of the Borrower pursuant to any Loan Document or the transactions contemplated therein which is distributed to the Administrative Agent, any Lender or any LC Issuing Bank by means of electronic communications pursuant to this Section, including through the Platform.
SECTION 8.03. No Waiver; Remedies.
No failure on the part of any Lender or the Administrative Agent to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.
SECTION 8.04. Costs and Expenses; Indemnification.
(a)    The Borrower agrees to pay promptly upon demand (i) all reasonable out-of-pocket costs and expenses of the Administrative Agent, the Joint Lead Arrangers and their respective Affiliates in connection with the preparation, negotiation, execution, delivery, administration, modification and amendment of this Agreement and the other documents to be delivered hereunder, including, without limitation, (A) all due diligence, syndication (including printing, distribution and bank meetings), transportation, computer, duplication, appraisal, consultant, and audit expenses and (B) the reasonable fees and expenses of counsel for the Administrative Agent with respect thereto and with respect to advising the Administrative Agent as to its rights and responsibilities under this Agreement, and (ii) all reasonable out of pocket expenses incurred by any LC Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder. The Borrower further agrees to pay promptly upon demand all reasonable costs and expenses of the Administrative Agent, the Lenders and the LC Issuing Banks, if any, (A) in connection with the enforcement (whether through negotiations, legal proceedings or otherwise) of this Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with the Loans made or Letters of Credit issued hereunder, including all such reasonable out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit, including, without limitation, reasonable fees and expenses of one outside counsel for the Administrative Agent, the Lenders and the LC Issuing Banks taken as a whole in connection with the enforcement of rights under this Section 8.04(a) (and, with respect to matters referred to in clause (A) of this sentence only, separate counsel for the Administrative Agent, any Lender and any LC Issuing Banks to the extent needed to avoid an actual or potential conflict of interest).
(b)    The Borrower shall indemnify the Administrative Agent (and any sub-agent thereof), the Joint Lead Arrangers, each Lender and each LC Issuing Bank, and each Related Party of any of the foregoing Persons (each, an “Indemnified Party”) from and against any and all claims, damages, losses and liabilities, joint or several, to which any such Indemnified Party may become subject, in each case arising out of or in connection with or relating to (including, without limitation, in connection with any investigation, litigation or proceeding or preparation of a defense in connection therewith) this Agreement, any of the transactions contemplated herein or the actual or proposed use of the proceeds of the Extensions of Credit, and shall reimburse any Indemnified Party for any and all reasonable expenses (including, without limitation, reasonable fees and expenses of counsel) as they are incurred in connection with the investigation of or preparation for or defense of any pending or threatened claim or any action or proceeding arising therefrom, whether or not such Indemnified Party is a party (but if not a party thereto, then only with respect to such proceedings where such Indemnified Party (i) is subject to legal process or other compulsion of law, (ii) believes in good faith that it will be so subject, or (iii) believes in good faith that it is necessary or appropriate for it to resist any legal process or other compulsion of law which is purported to be asserted against it) and whether or not such claim, action or proceeding is initiated or brought by or on behalf of the Borrower or any of its Affiliates and whether or not any of the transactions contemplated hereby are consummated or this Agreement is terminated, except to the extent such claim, damage, loss, liability or expense is found in a judgment by a court of competent jurisdiction by final and nonappealable judgment to have resulted from such Indemnified Party’s gross negligence, bad faith or willful misconduct. In the case of an investigation, litigation or other proceeding to which the indemnity in this Section 8.04(b) applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by the Borrower, its directors, shareholders or creditors or an Indemnified Party or any other Person or any Indemnified Party is otherwise a party thereto and whether or not the transactions contemplated hereby are consummated. The Borrower agrees not to assert any claim against the Administrative Agent, any Lender, any of their respective Affiliates, or any of their respective directors, officers, employees, attorneys and agents, on any theory of liability, for special, indirect, consequential or punitive damages arising out of or otherwise relating to this Agreement, any of the transactions contemplated herein or the actual or proposed use of the proceeds of the Extensions of Credit. This Section 8.04(b) shall not apply with respect to Taxes that are Indemnified Taxes, Excluded Taxes or Taxes that are covered by Section 2.15(a)(ii).

(c)    If any payment of principal of, or Conversion of, any Eurodollar Rate Revolving Loan is made by the Borrower to or for the account of a Lender other than on the last day of the Interest Period for such Revolving Loan, as a result of a payment or Conversion pursuant to Section 2.06(c), 2.07(c), 2.09, 2.12(b), 2.13, 2.14, 2.15 or 2.16, acceleration of the maturity of the outstanding Borrowings pursuant to Section 6.01, assignment to another Lender upon demand of the Borrower pursuant to Section 2.20(b) or for any other reason (in the case of any such payment or Conversion), the Borrower shall, promptly upon demand by such Lender (with a copy of such demand to the Administrative Agent), pay to the Administrative Agent for the account of such Lender any amounts required to compensate such Lender for any additional losses, costs or expenses that it may reasonably incur as a result of such payment or Conversion, including, without limitation, any loss (other than loss of Applicable Margin), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by any Lender to fund or maintain such Loan.
(d)    Without prejudice to the survival of any other agreement of the Borrower hereunder, the agreements and obligations of the Borrower contained in Sections 2.15, 2.16, 2.19 and 8.04 shall survive the payment in full of principal, interest and all other amounts payable hereunder.
(e)    The Borrower agrees that no Indemnified Party shall have any liability (whether direct or indirect, in contract or tort or otherwise) to the Borrower or its respective security holders or creditors related to or arising out of or in connection with this Agreement, the Extensions of Credit or the use or proposed use of the proceeds thereof, any of the transactions contemplated by any of the foregoing or in the loan documentation and the performance by an Indemnified Party by any of the foregoing except to the extent that any loss, claim, damage, liability or expense is found in a judgment by a court of competent jurisdiction by final and nonappealable judgment to have resulted from such Indemnified Party’s gross negligence or willful misconduct.
(f)    In the event that an Indemnified Party is requested or required to appear as a witness in any action brought by or on behalf of or against the Borrower or any of its Affiliates in which such Indemnified Party is not named as a defendant, the Borrower agrees to reimburse such Indemnified Party for all reasonable expenses incurred by it in connection with such Indemnified Party’s appearing and preparing to appear as such a witness, including, without limitation, the fees and disbursements of its legal counsel.
SECTION 8.05. Right of Set-off.
Upon (i) the occurrence and during the continuance of any Event of Default and (ii) the making of the request or the granting of the consent specified by Section 6.01 to authorize the Administrative Agent to declare the outstanding Borrowings due and payable pursuant to the provisions of Section 6.01, each Lender, each LC Issuing Bank and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by Applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held, and other obligations (in whatever currency) at any time owing, by such Lender, such LC Issuing Bank or any such Affiliate, to or for the credit or the account of the Borrower against any and all of the obligations of the

Borrower now or hereafter existing under this Agreement or any other Loan Document to such Lender, such LC Issuing Bank or their respective Affiliates, irrespective of whether or not such Lender, such LC Issuing Bank or such Affiliate shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Borrower may be contingent or unmatured or are owed to a branch, office or Affiliate of such Lender, such LC Issuing Bank different from the branch, office or Affiliate holding such deposit or obligated on such indebtedness; provided that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.21 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent, the LC Issuing Banks, and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the obligations of the Borrower owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of each Lender, each LC Issuing Bank and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender, such LC Issuing Bank or their respective Affiliates may have. Each Lender and each LC Issuing Bank agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application.
SECTION 8.06. Binding Effect.
This Agreement shall become effective when it shall have been executed by the Borrower and the Administrative Agent and when the Administrative Agent shall have been notified by each Initial Lender that such Initial Lender has executed it and thereafter shall be binding upon and inure to the benefit of the Borrower, the Administrative Agent each Lender and each LC Issuing Bank (upon its appointment pursuant to Section 2.04) and their respective successors and assigns, except that the Borrower shall not have the right to assign its rights hereunder or any interest herein without the prior written consent of all of the Lenders.
SECTION 8.07. Assignments and Participations.
(a)    Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent, each Lender and each LC Issuing Bank, and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of subsection (b) of this Section, (ii) by way of participation in accordance with the provisions of subsection (d) of this Section, or (iii) by way of pledge or assignment of a security interest subject to the restrictions of subsection (e) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the LC Issuing Banks and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)    Assignments by Lenders. Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it); provided that any such assignment shall be subject to the following conditions:
(i)    Minimum Amounts.
(A)    in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and/or the Loans at the time owing to it or contemporaneous assignments to related Approved Funds that equal at least the amount specified in subsection (b)(i)(B) of this Section in the aggregate or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(B)    in any case not described in subsection (b)(i)(A) of this Section, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the applicable Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date) shall not be less than $5,000,000, or an integral multiple of $1,000,000 in excess thereof, unless each of the Administrative Agent and, so long as no Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed).

(ii)    Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loan or the Commitment assigned.
(iii)    Required Consents. No consent shall be required for any assignment except to the extent required by subsection (b)(i)(B) of this Section and, in addition:
(A)     the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (x) an Event of Default has occurred and is continuing at the time of such assignment, or (y) such assignment is to a Lender or an Affiliate of a Lender; provided that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within ten Business Days after having received written notice thereof;

(B)     the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments if such assignment is to a Person that is not a Lender with a Commitment or an Affiliate of such Lender; and

(C)    the consent of each LC Issuing Bank (such consent not to be unreasonably withheld or delayed) shall be required for any assignment.

(iv)    Assignment and Assumption. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500; provided that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.
(v)    No Assignment to Certain Persons. No such assignment shall be made to (A) the Borrower or any of the Borrower’s Affiliates (except for any Affiliate of Berkshire Hathaway not controlled directly or indirectly by the Borrower that is a commercial lender acquiring rights and obligations under this Agreement in the ordinary course of its business) or Subsidiaries or (B) to any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (B).
(vi)    No Assignment to Natural Persons. No such assignment shall be made to a natural Person.
(vii)    Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent, each LC Issuing Bank and each other Lender hereunder (and interest accrued thereon), and (y) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Letters of Credit in accordance with its Commitment Percentage. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under Applicable Law without compliance with the provisions of this subsection, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.
Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 2.15, 2.18 and 8.04 with respect to facts and circumstances occurring prior to the effective date of such assignment; provided, that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (d) of this Section.

(c)    Register. The Administrative Agent, acting solely for this purpose as a non-fiduciary agent of the Borrower, shall maintain at its address referred to in Section 8.02 a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments and Termination Date of, and principal amounts (and stated interest) of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower, any LC Issuing Bank and any Lender, at any reasonable time and from time to time upon reasonable prior notice.
(d)    Participations. Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural Person or the Borrower or any of the Borrower’s Affiliates (except for any Affiliate of Berkshire Hathaway not controlled directly or indirectly by the Borrower that is a commercial lender acquiring participations under this Agreement in the ordinary course of its business) or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, and (iii) the Borrower, the Administrative Agent, the LC Issuing Banks and Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. For the avoidance of doubt, each Lender shall be responsible for the indemnity under Section 7.07 with respect to any payments made by such Lender to its Participant(s).
Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in Section 8.01 requiring the consent of each Lender directly affected thereby that directly affects such Participant. The Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.15, 2.18 and 8.04(c) (subject to the requirements and limitations therein, including the requirements under Section 2.18(g) (it being understood that the documentation required under Section 2.18(g) shall be delivered to the participating Lender or the applicable Withholding Agent to the extent required by Applicable Law)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section; provided that such Participant (A) agrees to be subject to the provisions of Section 2.20 as if it were an assignee under subsection (b) of this Section; and (B) shall not be entitled to receive any greater payment under Section 2.15 or 2.18, with respect to any participation, than its participating Lender would have been entitled to receive. Each Lender that sells a participation agrees, at the Borrower’s request and expense, to use reasonable efforts to cooperate with the Borrower to effectuate the provisions of Section 2.20(b) with respect to any Participant. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 8.05 as though it were a Lender; provided that such Participant agrees to be subject to Section 2.19 as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans, Letters of Credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such Commitment, Loan, Letter of Credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations or to comply with other requirements under applicable tax law. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.
(e)    Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or any other central banking authority; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.
SECTION 8.08. Confidentiality.
Neither the Administrative Agent nor any Lender shall disclose any Confidential Information to any other Person without the consent of the Borrower, other than (i) to the Administrative Agent’s or such Lender’s Affiliates and their officers, directors, employees, agents and advisors, to the Administrative Agent or a Lender and, as contemplated by Section 8.07, to actual or prospective assignees and participants, and then only on a confidential basis, (ii) as required by any law, rule or regulation or judicial process, (iii) to any rating agency when required by it, provided, that, prior to any such disclosure, such rating agency, commercial paper dealer or provider shall undertake to preserve the confidentiality of any Confidential Information received by it from such Lender, (iv) as requested or required by any state, federal or foreign authority or examiner regulating banks, banking or other financial institutions, (v) to any direct, indirect, actual or prospective counterparty (and its advisor) to any swap, derivative or securitization transaction related to the obligations under this Agreement on a confidential basis, (vi) to any credit insurance provider relating to the Borrower and its obligations on a confidential basis and (vii) pursuant to a request or requirement from a regulatory authority (governmental or non-governmental self-regulatory authority) having jurisdiction over a Lender; provided that unless prohibited by Applicable Law, each Lender and the Administrative Agent agree, prior to disclosure thereof, to notify the Borrower of any request for disclosure of any such Confidential Information (x) by any Governmental Authority or representative thereof (other than any such request in connection with an examination of such Lender or the Administrative Agent by such Governmental Authority) or (y) pursuant to legal process.
SECTION 8.09. Governing Law.
EACH LOAN DOCUMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK (INCLUDING SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK), WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES THAT WOULD REQUIRE APPLICATION OF ANOTHER LAW.
SECTION 8.10. Severability.
In the event any one or more of the provisions contained in this Agreement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired hereby.
SECTION 8.11.     Execution in Counterparts.
This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by telecopier or other electronic transmission (including by e-mail with a PDF attachment of an executed counterpart) shall be effective as delivery of an original executed counterpart of this Agreement.
SECTION 8.12. Jurisdiction, Etc.
(a)    Each party hereto hereby irrevocably and unconditionally agrees that it will not commence any action, litigation or proceeding of any kind or description, whether in law or equity, whether in contract or in tort or otherwise, against the Administrative Agent, any Lender, any LC Issuing Bank, or any Related Party of the foregoing in any way relating to this Agreement or any other Loan Document or the transactions relating hereto or thereto, in any forum other than the courts of the State of New York sitting in the Borough of Manhattan in New York City, and of the United States District Court of the Southern District of New York sitting in the Borough of Manhattan in New York City, and any appellate court from any thereof, and each of the parties hereto irrevocably and unconditionally submits to the jurisdiction of such  courts and agrees that all claims in respect of any such action, litigation or proceeding may be heard and determined in such New York State court or, to the fullest extent permitted by applicable law, in such federal court.  Each party hereto agrees that a final judgment in any such action, litigation or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.
(b)    The Borrower irrevocably and unconditionally waives, to the fullest extent permitted by Applicable Law, any objection that it may now or hereafter have to the laying of venue of any action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in paragraph (a) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by applicable law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.
(c)    Each party hereto irrevocably consents to service of process in the manner provided for notices in Section 8.02. Nothing in this Agreement will affect the right of any party hereto to serve process in any other manner permitted by Applicable Law.
SECTION 8.13. Waiver of Jury Trial.
EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY) OR THE ACTIONS OF THE ADMINISTRATIVE AGENT, ANY LC ISSUING BANK, THE BORROWER OR ANY LENDER IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT THEREOF. TO THE EXTENT THEY MAY LEGALLY DO SO, BORROWER, THE ADMINISTRATIVE AGENT, THE LC ISSUING BANKS AND THE LENDERS HEREBY AGREE THAT ANY SUCH CLAIM, DEMAND, ACTION, CAUSE OF ACTION, OR PROCEEDING SHALL BE DECIDED BY A COURT TRIAL WITHOUT A JURY AND THAT ANY PARTY HERETO MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE OTHER PARTY OR PARTIES HERETO TO WAIVER OF ITS OR THEIR RIGHT TO TRIAL BY JURY. EACH PARTY HERETO (i) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (ii) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.
SECTION 8.14. USA Patriot Act.
Each Lender that is subject to the Patriot Act and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law as of October 26, 2001)) (as amended, restated, modified or otherwise supplemented from time to time, the “Patriot Act”), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Borrower in accordance with the Patriot Act. The Borrower shall, and shall cause each of its Subsidiaries to, provide to the extent commercially reasonable, such information and take such actions as are reasonably requested by the Administrative Agent or any Lender in order to assist the Administrative Agent and the Lenders in maintaining compliance with the Patriot Act.
SECTION 8.15. No Fiduciary Duty.
The Credit Parties and their respective Affiliates (collectively, solely for purposes of this Section, the “Lender Parties”), may have economic interests that conflict with those of the Borrower, its securities holders and/or their Affiliates. The Borrower agrees that nothing in the Loan Documents or the Related Documents will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between any Lender Party, on the one hand, and the Borrower, its securities holders or its Affiliates, on the other hand. The Borrower acknowledges and agrees that (i) the transactions contemplated by the Loan Documents and the Related Documents (including the exercise of rights and remedies hereunder and thereunder) are arm’s-length commercial transactions between the Lender Parties, on the one hand, and the Borrower, on the other, and (ii) in connection therewith and with the process leading thereto, (x) no Lender Party has assumed an advisory or fiduciary responsibility in favor of the Borrower, its securities holders or its Affiliates with respect to the transactions contemplated hereby (or the exercise of rights or remedies with respect thereto) or the process leading thereto (irrespective of whether any Lender Party has advised, is currently advising or will advise the Borrower, its securities holders or its Affiliates on other matters), and (y) each Lender Party is acting solely as principal hereunder and under the other Loan Documents and the Related Documents and not as the agent or fiduciary of the Borrower, its management, securities holders or creditors. The Borrower acknowledges and agrees that it has consulted its own legal and financial advisors to the extent it deemed appropriate and that it is responsible for making its own independent judgment with respect to such transactions and the process leading thereto. The Borrower agrees that it will not claim that any Lender Party has rendered advisory services of any nature or respect, or owes a fiduciary or similar duty to the Borrower, in connection with the transactions contemplated by the Loan Documents or the Related Documents or the process leading thereto.
SECTION 8.16. Acknowledgement and Consent to Bail-In of EEA Financial Institutions.
Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Loan Document may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:
(a)    the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and

(b)    the effects of any Bail-In Action on any such liability, including, if applicable:
(i)    a reduction in full or in part or cancellation of any such liability;
(ii)    a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent entity, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or
(iii)    the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.

[Remainder of page intentionally left blank.]

PACIFICORP
as Borrower

By /s/ Nikki L. Kobliha
Nikki L. Kobliha
Vice President, Chief Financial Officer and
Treasurer

Signature Page to PacifiCorp II Credit Agreement

JPMORGAN CHASE BANK, N.A.,
as Administrative Agent and Lender

By /s/ Amit Gaur
Name: Amit Gaur
Title: Vice President

Signature Page to PacifiCorp II Credit Agreement

LENDERS:

WELLS FARGO BANK, NATIONAL
ASSOCIATION, as Lender and LC Issuing Bank

By /s/ Gregory R. Gredvig
Name: Gregory R. Gredvig
Title: Director

Signature Page to PacifiCorp II Credit Agreement

MIZUHO BANK, LTD., as Lender

By /s/ Nelson Chang
Name: Nelson Chang
Title: Authorized Signatory

Signature Page to PacifiCorp II Credit Agreement

MUFG UNION BANK, N.A., as Lender

By /s/ Jeffrey Flagg
Name: Jeffrey Flagg
Title: Vice President

Signature Page to PacifiCorp II Credit Agreement

CITIBANK, N.A., as Lender

By /s/ Richard Rivera
Name: Richard Rivera
Title: Vice President

Signature Page to PacifiCorp II Credit Agreement

U.S. BANK, NATIONAL ASSOCIATION, as Lender

By /s/ Holland H. Williams
Name: Holland H. Williams
Title: Vice President

Signature Page to PacifiCorp II Credit Agreement

BNP PARIBAS,
as Lender and LC Issuing Bank

By /s/ Nicole Rodriquez
Name: Nicole Rodriguez
Title: Director

By /s/ Julien Pecoud-Bouvet
Name: Julian Pecoud-Bouvet
Title: Vice President

Signature Page to PacifiCorp II Credit Agreement

BARCLAYS BANK PLC, as Lender

By /s/ Christopher Aitkin
Name: Christopher Aitkin
Title: Assistant Vice President

Signature Page to PacifiCorp II Credit Agreement

ROYAL BANK OF CANADA, as Lender

By /s/ Rahul Shah
Name: Rahul Shah
Title: Authorized Signatory

Signature Page to PacifiCorp II Credit Agreement

The Bank of Nova Scotia, as Lender

By /s/ David Dewar
Name: David Dewar
Title: Director

Signature Page to PacifiCorp II Credit Agreement

Bank of Montreal, Chicago Branch, as Lender

By /s/ Brian Banke
Name: Brian Banke
Title: Managing Director

Signature Page to PacifiCorp II Credit Agreement

SUMITOMO MITSUI BANKING CORP., as
Lender

By /s/ Katsuyuki Kubo
Name: Katsuyuki Kubo
Title: Managing Director

Signature Page to PacifiCorp II Credit Agreement

CANADIAN IMPERIAL BANK OF
COMMERCE, NEW YORK BRANCH, as
Lender

By /s/ Anju Abraham
Name: Anju Abraham
Title: Authorized Signatory

By /s/ Darrel Ho
Name: Darrel Ho
Title: Authorized Signatory

Signature Page to PacifiCorp II Credit Agreement

COBANK, ACB, as Lender

By /s/ Josh Batchelder
Name: Josh Batchelder
Title: Vice President

Signature Page to PacifiCorp II Credit Agreement

KEYBANK NATIONAL ASSOCIATION, as
Lender

By /s/ Benjamin C. Cooper
Name: Benjamin C. Cooper
Title: Vice President

Signature Page to PacifiCorp II Credit Agreement

PNC Bank, National Association, as Lender

By /s/ Jon R. Hinard
Name: Jon R. Hinard
Title: Managing Director

Signature Page to PacifiCorp II Credit Agreement

SunTrust Bank, as Lender

By /s/ Yann Pirio
Name: Yann Pirio
Title: Managing Director

Signature Page to PacifiCorp II Credit Agreement

TD Bank, N.A., as Lender

By /s/ Vijay Prasad
Name: Vijay Prasad
Title: Senior Vice President

Signature Page to PacifiCorp II Credit Agreement

THE BANK OF NEW YORK MELLON, as
Lender

By /s/ Hussam S. Alsahlani
Name: Hussam S. Alsahlani
Title: Vice President

Signature Page to PacifiCorp II Credit Agreement

NATIONAL COOPERATIVE SERVICES
CORPORATION, as Lender

By /s/ Uzma Rahman
Name: Uzma Rahman
Title: Assistant Secretary - Treasurer

Signature Page to PacifiCorp II Credit Agreement

The Northern Trust Company,
as Lender

By /s/ Robert Jank
Name: Robert Jank
Title: Managing Director Corporate Banking

Signature Page to PacifiCorp II Credit Agreement

EXHIBIT A
(to the Credit Agreement)
FORM OF NOTICE OF BORROWING

This section has been REDACTED

EXHIBIT B
(to the Credit Agreement)

FORM OF REQUEST FOR ISSUANCE

JPMorgan Chase Bank, N.A., as Administrative Agent
for the Lenders party
to the Credit Agreement
referred to below
Attention: Letter of Credit Department
[     ], as LC Issuing Bank
[Date]

Ladies and Gentlemen:

The undersigned, PacifiCorp, refers to the Credit Agreement, dated as of June 30, 2017 (as amended or modified from time to time, the “Credit Agreement,” the terms defined therein being used herein as therein defined), among the undersigned, certain Lenders and LC Issuing Banks party thereto, and JPMorgan Chase Bank, N.A., as Administrative Agent, and hereby gives you notice pursuant to Section 2.04(a) of the Credit Agreement that the undersigned hereby requests the issuance of a Letter of Credit (the “Requested Letter of Credit”) in accordance with the following terms:
(i)    the LC Issuing Bank is _____________;

(ii)    the requested date of [issuance] [extension] [modification] [amendment] of the Requested Letter of Credit (which is a Business Day) is _____________;

(iii)    the expiration date of the Requested Letter of Credit requested hereby is ___________; 1

(iv)    the proposed stated amount of the Requested Letter of Credit is _______________; 2

(v)    the beneficiary of the Requested Letter of Credit is _____________, with an address at ______________; and

(vi)the conditions under which a drawing may be made under the Requested Letter of Credit are as follows: ___________________; and

(vii)any other additional conditions are as follows: ___________________.

_______________________
1 Date may not be later than the fifth Business Day preceding the Termination Date.
2 Must be minimum of $100,000.

B-2

The undersigned hereby certifies that the following statements are true on the date hereof, and will be true on the date of the [issuance] [extension] [modification] [amendment] of the Requested Letter of Credit:
(A)    the representations and warranties contained in Section 4.01 of the Credit Agreement (other than the representations and warranties in the first sentence of Section 4.01(g), in Section 4.01(i) and in the first sentence of Section 4.01(n)) are true and correct in all material respects on and as of the date hereof, before and after giving effect to the [issuance] [extension] [modification] [amendment] of the Requested Letter of Credit and to the application of the proceeds therefrom, as though made on and as of the date hereof; and
(B)    no event has occurred and is continuing, or would result from the [issuance] [extension] [modification] [amendment] of the Requested Letter of Credit or from the application of the proceeds therefrom, that constitutes a Default.
[The undersigned hereby further certifies that, on the date of the issuance of the Requested Letter of Credit, the conditions precedent set forth in Section 3.03 of the Credit Agreement will be satisfied.]3

PACIFICORP

By
Name:
Title:

Consented to as of the date[4]
first above written:

[NAME OF LETTER OF CREDIT BENEFICIARY]

By
Name:
Title:

________________________
3 Necessary only for issuance of a Bond Letter of Credit
4 Necessary only for modification or amendment

EXHIBIT C
(to the Credit Agreement)
ASSIGNMENT AND ASSUMPTION
This Assignment and Assumption (the “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [the][each]1 Assignor identified in item 1 below ([the][each, an] “Assignor”) and [the][each]2 Assignee identified in item 2 below ([the][each, an] “Assignee”). [It is understood and agreed that the rights and obligations of [the Assignors][the Assignees]3 hereunder are several and not joint.]4 Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by [the][each] Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, [the][each] Assignor hereby irrevocably sells and assigns to [the Assignee][the respective Assignees], and [the][each] Assignee hereby irrevocably purchases and assumes from [the Assignor][the respective Assignors], subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of [the Assignor’s][the respective Assignors’] rights and obligations in [its capacity as a Lender][their respective capacities as Lenders] under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of [the Assignor][the respective Assignors] under the respective facilities identified below (including without limitation any letters of credit and guarantees included in such facilities), and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of [the Assignor (in its capacity as a Lender)][the respective Assignors (in their respective capacities as Lenders)] against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned by [the][any] Assignor to [the][any] Assignee pursuant to clauses (i) and (ii) above being referred to herein collectively as [the][an] “Assigned Interest”). Each such sale and assignment is without recourse to

_____________________________
1 For bracketed language here and elsewhere in this form relating to the Assignor(s), if the assignment is from a single Assignor, choose the first bracketed language. If the assignment is from multiple Assignors, choose the second bracketed language.
2 For bracketed language here and elsewhere in this form relating to the Assignee(s), if the assignment is to a single
Assignee, choose the first bracketed language. If the assignment is to multiple Assignees, choose the second bracketed language.
3 Select as appropriate.
4 Include bracketed language if there are either multiple Assignors or multiple Assignees.

[the][any] Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by [the][any] Assignor.

1.	Assignor[s]:	________________________________

________________________________
[Assignor [is] [is not] a Defaulting Lender]

2.	Assignee[s]:	________________________________

________________________________
[for each Assignee, indicate [Affiliate][Approved Fund] of [identify Lender]

3.	Borrower(s):	PacifiCorp

4.	Administrative Agent:	JPMorgan Chase Bank, N.A., as the administrative agent under the
Credit Agreement

5.	Credit Agreement:	The $600,000,000 Credit Agreement dated as of June 30, 2017
among PacifiCorp, the Lenders parties thereto, JPMorgan
Bank, N.A., as Administrative Agent, and the LC Issuing Banks
parties thereto
6.	Assigned Interest[s]:

Assignor[s][5]	Assignee[s][6]	Facility Assigned[7]	Aggregate Amount of Commitment/Loans for all Lenders[8]	Amount of Commitment/Loans Assigned[8]	Percentage Assigned of Commitment/ Loans[9]	CUSIP Number
			$	$	%
			$	$	%
			$	$	%

[7.    Trade Date:        ______________]10

[Page break]
_____________
5 List each Assignor, as appropriate.
6 List each Assignee, as appropriate.
7 Fill in the appropriate terminology for the types of facilities under the Credit Agreement that are being assigned under this Assignment (e.g., "Revolving Credit Commitment," etc.)
8 Amount to be adjusted by the counterparties to take into account any payments or prepayments made between the
Trade Date and the Effective Date.
9 Set forth, to at least 9 decimels, as a percentage of the Commitment/Loans of all Lenders thereunder.
10 To be completed if the Assignor(s) and the Assignee(s) intend that the minimum assignment amount is to be determined as of the Trade Date.

Effective Date: _____________ ___, 20___ [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR[S][11]
[NAME OF ASSIGNOR]

By______________________________
Title:

[NAME OF ASSIGNOR]

By______________________________
Title:

ASSIGNEE[S][12]
[NAME OF ASSIGNEE]

By______________________________
Title:

[NAME OF ASSIGNEE]

By______________________________
Title:

______________________________________________
11Add additional signature blocks as needed. Include both Fund/Pension Plan and manager making the trade (if applicable).
12 Add additional signature blocks as needed. Include both Fund/Pension Plan and manager making the trade (if applicable).

[Consented to and][13] Accepted:
JPMORGAN CHASE BANK, N.A., as
Administrative Agent

By
Title:

[Consented to:][14]
[NAME OF RELEVANT PARTY]

By
Title:

________________________
13 To be added only if the consent of the Administrative Agent is required by the terms of the Credit Agreement.
14 To be added only if the consent of the Borrower and/or other parties (e.g. LC Issuing Bank) is required by the terms of the Credit Agreement.

ANNEX 1
$600,000,000 Credit Agreement, dated as of June 30, 2017, among PacifiCorp, the Lenders parties thereto, JPMorgan Chase Bank, N.A., as Administrative Agent, and the LC Issuing Banks parties thereto
STANDARD TERMS AND CONDITIONS FOR
ASSIGNMENT AND ASSUMPTION
1.    Representations and Warranties.
1.1    Assignor[s]. [The][Each] Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of [the][the relevant] Assigned Interest, (ii) [the][such] Assigned Interest is free and clear of any lien, encumbrance or other adverse claim, (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and (iv) it is [not] a Defaulting Lender; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document, or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.
1.2.    Assignee[s]. [The][Each] Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all the requirements to be an assignee under Section 8.07(b)(iii), (v) and (vi) of the Credit Agreement (subject to such consents, if any, as may be required under Section 8.07(b)(iii) of the Credit Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of [the][the relevant] Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by the Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire the Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Credit Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to clauses (i) and (ii) of Section 5.01(h) thereof, as applicable, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, (vi) it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, and (vii) attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by [the][such] Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, [the][any] Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.
2. Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of [the][each] Assigned Interest (including payments of principal, interest, fees and other amounts) to [the][the relevant] Assignee whether such amounts have accrued prior to, on or after the Effective Date. The Assignor[s] and the Assignee[s] shall make all appropriate adjustments in payments by the Administrative Agent for periods prior to the Effective Date or with respect to the making of this assignment directly between themselves. Notwithstanding the foregoing, the Administrative Agent shall make all payments of interest, fees or other amounts paid or payable in kind from and after the Effective Date to [the][the relevant] Assignee.
3. General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.

EXHIBIT F-1
(to the Credit Agreement)
[FORM OF]
U.S. TAX COMPLIANCE CERTIFICATE
(For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement, dated as of June 30, 2017 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among PacifiCorp (the “Borrower”), the Lenders party thereto from time to time, JPMorgan Chase Bank, N.A., as Administrative Agent and the LC Issuing Banks party thereto from time to time.
Pursuant to the provisions of Section 2.18 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Loan(s) (as well as any promissory note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Internal Revenue Code and (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Internal Revenue Code.
The undersigned has furnished the Administrative Agent and the Borrower with a certificate of its non-U.S. Person status on IRS Form W-8BEN-E or IRS Form W-8BEN. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.
Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]
By: ____________________________________
Name:
Title:
Date: ________ __, 20[ ]

EXHIBIT F-2
(to the Credit Agreement)
[FORM OF]
U.S. TAX COMPLIANCE CERTIFICATE
(For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement, dated as of June 30, 2017 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among PacifiCorp (the “Borrower”), the Lenders party thereto from time to time, JPMorgan Chase Bank, N.A., as Administrative Agent and the LC Issuing Banks party thereto from time to time.
Pursuant to the provisions of Section 2.18 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Internal Revenue Code, and (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Internal Revenue Code.
The undersigned has furnished its participating Lender with a certificate of its non-U.S. Person status on IRS Form W-8BEN-E or IRS Form W-8BEN. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing, and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.
Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]

By: ____________________________________
Name:
Title:
Date: ________ __, 20[ ]

EXHIBIT F-3
(to the Credit Agreement)
[FORM OF]
U.S. TAX COMPLIANCE CERTIFICATE
(For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement, dated as of June 30, 2017 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among PacifiCorp (the “Borrower”), the Lenders party thereto from time to time, JPMorgan Chase Bank, N.A., as Administrative Agent and the LC Issuing Banks party thereto from time to time.
Pursuant to the provisions of Section 2.18 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such participation, (iii) with respect such participation, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Internal Revenue Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Internal Revenue Code.
The undersigned has furnished its participating Lender with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN-E or IRS Form W-8BEN or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN-E or IRS Form W-8BEN from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.
Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]

By: ___________________________________
Name:
Title:
Date: ________ __, 20[ ]

EXHIBIT F-4
(to the Credit Agreement)
[FORM OF]
U.S. TAX COMPLIANCE CERTIFICATE
(For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement, dated as of June 30, 2017 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among PacifiCorp (the “Borrower”), the Lenders party thereto from time to time, JPMorgan Chase Bank, N.A., as Administrative Agent and the LC Issuing Banks party thereto from time to time.
Pursuant to the provisions of Section 2.18 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Loan(s) (as well as any promissory note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such Loan(s) (as well as any promissory note(s) evidencing such Loan(s)), (iii) with respect to the extension of credit pursuant to this Credit Agreement or any other Loan Document, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Internal Revenue Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Internal Revenue Code.
The undersigned has furnished the Administrative Agent and the Borrower with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN-E or IRS Form W-8BEN or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN-E or IRS Form W-8BEN from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]
By: _____________________________________
Name:
Title:
Date: ________ __, 20[ ]

SCHEDULE I

LIST OF COMMITMENT AMOUNTS AND APPLICABLE LENDING OFFICES

PACIFICORP

U.S. $600,000,000 Credit Agreement

Name of Bank	Commitment Amount	Domestic Lending Office	Eurodollar Lending Office
JPMorgan Chase Bank, N.A.	$36,273,225.79	500 Stanton Christiana Road, Ops 2 Floor 3 Newark, Delaware 19713-2107 Contact: Juan Javellana Phone: (212) 270-4272 Email: juan.j.javellana@jpmorgan.com Group Email : na_cpg@jpmorgan.com	Same as Domestic Lending Office

Wells Fargo Bank, National Association	$36,273,225.79	90 S. 7th Street MAC: N9305-06G Minneapolis, MN 55402 Contact: Greg Gredvig Phone: (612) 667-4832 Fax : (612) 316-0506 Email: gregory.r.gredvig@wellsfargo.com Group Email: RKELCLNSVPayments@wellsfargo.com	Same as Domestic Lending Office

Mizuho Bank, Ltd.	$36,273,225.79	1251 Avenue of the Americas New York, New York 10020 Contact: Nelson Chang Phone: (212) 282-3465 Fax: (212) 282-4488 Email: nelson.chang@mizuhocbus.com Group Email: LAU_USCorp3@mizuhocbus.com	Same as Domestic Lending Office

Name of Bank	Commitment Amount	Domestic Lending Office	Eurodollar Lending Office
MUFG Union Bank, N.A.	$36,273,225.79	445 South Figueroa Street, 15th Floor Los Angeles, California 90071 Contact: Jeffrey Flagg Phone: (213) 236-6911 Email: jflagg@us.mufg.jp Group Email: #CLOSYND@unionbank.com	Same as Domestic Lending Office

Citibank, N.A.	$36,273,225.79	399 Park Avenue, 16th Floor 5 New York, New York 10043 Contact: Loan Administration Phone: (302) 894-6052 Fax: (212) 994-0847 Email: GLOriginationOps@citi.com	Same as Domestic Lending Office

U.S. Bank, National Association	$36,273,225.79	800 Nicollet Mall Minneapolis, Minnesota 55402 Contact: Holland H. Williams Phone: (208) 383-7565 Fax: (208) 383-7489 Email: hollandhuffman.williams@usbank.com	Same as Domestic Lending Office

BNP Paribas	$36,273,225.79	787 Seventh Avenue New York, New York 10019 Contact: Denis O’Meara Phone: (212) 471-8108 Fax: (212) 841-2745 Email: denis.omeara@americas.bnpparibas.com	Same as Domestic Lending Office

Barclays Bank PLC	$23,732,698.24	745 Seventh Avenue, 24th FL New York, New York 10019 Contact: Leah Kaniampuram Phone: (212) 526-4763 Email: leah.kaniampuram@barclays.com Group Email: xraUSLoanOps4@Barclays.com	Same as Domestic Lending Office

Name of Bank	Commitment Amount	Domestic Lending Office	Eurodollar Lending Office
Royal Bank of Canada	$23,732,698.25	Three World Financial Center New York, New York 10281 Contact: Rahul Shah Phone: (212) 858-6053 Fax: (212) 428-6201 Email: rahul.shah@rbccm.com	Same as Domestic Lending Office

The Bank of Nova Scotia	$23,732,698.25
720 King Street W-2nd floor, Toronto, Ontario, Canada M5V 2T3

Contact: Mona Nagpaul
Phone: (212) 225-5705
Fax: (212) 225-5709
Email: mona.nagpaul@scotiabank.com
Group Email: GWSUSCorp_LoanOps@scotiabank.com
			Same as Domestic Lending Office

Bank of Montreal, Chicago Branch	$21,461,958.53	115 S. LaSalle St., 17th Floor West Chicago, IL 60603 Contact: Carol McDonald Phone: (403) 515-3663 Fax: (403) 515-3650 Email: carol.mcdonald@bmo.com	Same as Domestic Lending Office

Sumitomo Mitsui Banking Corp.	$26,059,294.04	277 Park Avenue New York, New York 10172 Contact: Emily Estevez Phone: (212) 224-4177 Fax : (212) 224-4384 Email: eestevez@smbclf.com	Same as Domestic Lending Office

Canadian Imperial Bank of Commerce, New York Branch	$21,236,787.84	595 Bay Street, 5th Floor Toronto, ON M5G 2C2 Contact: Angela Tom Phone: (416) 542-4446 Fax: (905) 948-1934	Same as Domestic Lending Office

Name of Bank	Commitment Amount	Domestic Lending Office	Eurodollar Lending Office
CoBank, ACB	$24,049,916.46	6340 S. Fiddlers Green Circle Greenwood Village, CO 80111 Contact: Courtney Baird Phone: (303) 793-2121 Fax : (303) 740-4002 Email: cbaird@cobank.com Group Email: agencybank@cobank.com	Same as Domestic Lending Office

KeyBank National Association	$26,863,045.07
4900 Tiedeman Road
Brooklyn, OH 44144

Contact: KAS Servicing
Phone: (216) 813-5647
Fax : (216) 370-5997 (Note: All notices must be faxed)
Email: kas_servicing@keybank.com
Group Email: kas_servicing@keybank.com
			Same as Domestic Lending Office

PNC Bank, National Association	$25,657,418.52	249 Fifth Avenue One PNC Plaza Pittsburgh, Pennsylvania 15222 Contact: Janet Gordon Phone: (440) 546-6564 Fax: (877) 717-5502 Email: janet.gordon@pnc.com Group Email: ParticipationCloserRequests@pnc.com	Same as Domestic Lending Office

SunTrust Bank	$32,087,426.77	211 Perimeter Center Parkway Atlanta, GA 30346 Contact: Meta Tshimanga Phone: (770) 352-5231 Fax: (844) 288-3379 Email: Meta.Tshimanga@suntrust.com	Same as Domestic Lending Office

Name of Bank	Commitment Amount	Domestic Lending Office	Eurodollar Lending Office
TD Bank N.A.	$32,087,426.77	2005 Market Street Philadelphia, Pennsylvania 19103 Contact: Vijay Prasad Phone: (646) 652-1427 Email: Vijay.prasad2@td.com Group Email: investor.processing@yesbank.com	Same as Domestic Lending Office

The Bank of New York Mellon	$20,433,036.81	6023 Airport Road Oriskany, NY 13424 Contact: Brian K. Brown Phone: (315) 801-2433 Fax: (315) 765-4822 Email: brian.brown@bnymellon.com	Same as Domestic Lending Office

National Cooperative Services Corporation	$25,000,000.00	20701 Cooperative Way Dulles, Virginia 20166 Contact: Jamie Rodrigues Phone: (703) 467-2740 Fax: (703) 467-5653 Email: Jamie.Rodriguez@nrucfc.coop	Same as Domestic Lending Office

The Northern Trust Company	$19,953,013.92	50 S. LaSalle Street Chicago, Illinois 60603 Contact: Murtuza Ziauddin Phone: (312) 557-3075 Fax: (312) 557-1425 Email: mz14@ntrs.com	Same as Domestic Lending Office

TOTAL	$600,000,000

SCHEDULE II

LIST OF FRONTING COMMITMENTS

PACIFICORP

U.S. $600,000,000 Credit Agreement

LC Issuing Bank	LC Issuing Bank Address	Fronting Commitment

Wells Fargo Bank, National Association	90 S. 7th Street MAC: N9305-06G Minneapolis, MN 55402 Contact: Greg Gredvig Phone: (612) 667-4832 Fax : (612) 316-0506 Email: gregory.r.gredvig@wellsfargo.com Group Email: RKELCLNSVPayments@wellsfargo.com	$125,000,000

BNP Paribas	787 Seventh Avenue New York, New York 10019 Contact: Denis O’Meara Phone: (212) 471-8108 Fax: (212) 841-2745 Email: denis.omeara@americas.bnpparibas.com	$50,000,000

SCHEDULE III

LIST OF MATERIAL SUBSIDIARIES

PACIFICORP

U.S. $600,000,000 Credit Agreement
None.

SCHEDULE IV

EXISTING LETTERS OF CREDIT

None.